As filed with the Securities and Exchange Commission on August 11, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
Broadwing Corporation*
(Exact name of registrant as specified in its charter)
* Additional registrants shown on next page

Delaware	0-30989	52-2041343
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)
1122 Capital of Texas Highway
Austin, Texas 78746
(512) 742-3700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Kim D. Larsen
General Counsel
1122 Capital of Texas Highway
Austin, Texas 78746
(512) 742-3700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Philip J. Niehoff, Esq.
Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637
(312) 782-0600

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☑
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the under the Securities Act, check the following box: ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering	Aggregate	Registration
Securities to be Registered	to be Registered	Price per Unit(1)	Offering Price(1)	Fee
3.125% Convertible Senior Debentures due 2026	$180,000,000	100%	$180,000,000	$19,260
Guarantees of 3.125% Convertible Senior Debentures due 2026	N/A	N/A	N/A	(2)
Common stock, par value $1 per share	10,843,380(3)	N/A	N/A	(4)

(1)	Equals the aggregate initial principal amount of the debentures being registered. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(2)	Pursuant to Rule 457(n) under the Securities Act, no registration fee is required with respect to the guarantees.

(3)	Represents the number of shares of registrant’s common stock issuable upon conversion of the debentures at an initial conversion rate equivalent to 60.2410 shares of common stock per $1,000 initial principal amount of debentures (which represents an initial conversion price of approximately $16.60 per share). Pursuant to Rule 416 under the Securities Act, the registrant is also registering such indeterminate number of shares of common stock, as may be issued from time to time upon conversion of the debentures as a result of the conversion rate adjustment provisions relating to the debentures.

(4)	The registrant will receive no consideration for the issuance of shares of common stock upon conversion of the debentures. Therefore, pursuant to Rule 457(i), no filing fee is required with respect to the shares of common stock registered hereby.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on any date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

		Primary Standard
	Jurisdiction of	Industrial	I.R.S. Employer
	Incorporation or	Classification Code	Identification
Name of Additional Registrants*	Organization	Number	Number
Dorsal Networks, LLC	Delaware	4813	52-2262523
United Cable Holdings, LLC	Delaware	4813	20-3568123
Corvis Operations, Inc.	Delaware	4813	42-1540478
Corvis Equipment, LLC	Delaware	4813	00-0000000
Corvis Government Solutions, Inc.	Delaware	4813	01-0733079
CIII Communications, LLC	Delaware	4813	75-3105013
Broadwing Communications, LLC	Delaware	4813	75-3105020
Broadwing Communications Real Estate Services, LLC	Delaware	4813	27-0013737
Broadwing Communications Canada, LLC	Delaware	4813	01-0776370
Broadwing Communications Holdings, Inc.	Delaware	4813	20-3368922
Broadwing Communications Corporation	Delaware	4813	36-4167094
Broadwing Financial Services, Inc.	Delaware	4813	36-4260494

*   Addresses and telephone numbers of principal executive offices are the same as those of Broadwing Corporation.

PROSPECTUS
$180,000,000

3.125% Convertible Senior Debentures due 2026
and
Common Stock Issuable Upon Conversion of the Debentures

     We issued the debentures in a private placement in May and June 2006 to Jefferies & Company, Inc. and CIBC World Markets Corp. (collectively, the “Initial Purchasers”). This prospectus will be used by selling securityholders to resell their debentures and the common stock issuable upon conversion of the debentures. We will not receive any of the proceeds from the resale of the debentures or the sale of the shares of common stock issuable upon conversion of the debentures.
     The debentures bear interest at the rate of 3.125% per annum. Interest on the debentures is payable semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 2006. The debentures will mature on May 15, 2026.
     The initial conversion rate is equivalent to 60.241 shares of our common stock per $1,000 principal amount of debentures, representing an initial conversion price of approximately $16.60 per share, in each case subject to adjustment, before the close of business on the business day immediately preceding May 15, 2026. Upon conversion, we will deliver shares of our common stock and cash in respect of any fractional shares. The conversion rate and conversion price are subject to adjustment in certain circumstances. We will also pay a make whole premium if holders convert their debentures in connection with certain designated events that occur on or prior to May 15, 2013.
     Beginning on May 15, 2013, we may redeem any of the debentures at any time, or from time to time, in whole or in part. Upon any redemption of the debentures, we will pay a redemption price of 100% of their principal amount, plus accrued and unpaid interest, and liquidated damages, if any. You may require us to repurchase your debentures for cash on May 15, 2013, May 15, 2016, and May 15, 2021, or at any time prior to their maturity following a designated event, as defined herein, at a repurchase price of 100% of their principal amount, plus accrued and unpaid interest, and liquidated damages, if any.
     The debentures will be our general unsecured senior obligations and rank junior in right of payment to all of our other existing and future secured debt, including obligations under our revolving credit facility, to the extent of the collateral securing that debt. The debentures will be jointly and severally guaranteed on an unsecured senior basis by certain of our existing domestic subsidiaries and may be guaranteed by certain future domestic subsidiaries.
     Our common stock is listed on the Nasdaq National Market under the symbol “BWNG.” The closing price of our common stock on August 10, 2006 was $10.11 per share. The debentures are not listed on any national securities exchange or the Nasdaq National Market. The debentures originally issued in the private placement are eligible for trading on The PORTALSM Market. However, debentures sold pursuant to this prospectus will no longer be eligible for trading on The PORTALSM Market.
     Sales of our common stock using this prospectus may be made directly to purchasers or through underwriters, broker-dealers or agents.
     You should carefully review “Risk Factors” beginning on page 4 of this prospectus and the risk factors referenced in our periodic reports incorporated by reference in this prospectus, which discuss various factors you should consider before buying these debentures and the common stock issuable upon conversion of the debentures.
     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
This prospectus is dated August 11, 2006.

SUMMARY
     This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the debentures. You should read the entire prospectus carefully, including the section titled “Risk Factors” and our financial statements and the notes to those financial statements, which are incorporated by reference, and the other financial information appearing elsewhere or incorporated by reference in this prospectus.
Broadwing Corporation
     Broadwing Corporation (“Broadwing” or the “Company”) through certain of its subsidiaries is a provider of data and Internet, broadband transport, and voice communications services to small to large enterprise customers and other communications service providers over a nationwide facilities-based network connecting 137 cities. Our all-optical network gives customers the benefit of high quality, technologically advanced solutions allowing for rapid provisioning, and highly flexible customized networking. We believe that our network and growth-oriented strategy has enabled us to compete effectively in the markets in which we operate.
     The Company was incorporated on June 2, 1997 under the laws of the State of Delaware and operated under the name Corvis Corporation. We began operations as a developer, manufacturer and marketer of telecommunications transport and switching equipment. Starting in 2002, we experienced a significant downturn within the communications equipment market in which demand for our products and services decreased rapidly. In response, we implemented a series of restructuring initiatives designed to reduce the scope of our operations and reduce the costs associated with our equipment division. In June 2003, we created our communications services division by purchasing most of the assets and certain liabilities of Broadwing Communications Services, Inc. Broadwing Communications Services, Inc. incurred significant net losses prior to the acquisition. Our strategy is to leverage operational improvements, strategic investments and complementary acquisitions to bring the Company first to cash flow breakeven then toward profitability. We implemented this turnaround plan starting in 2003 and continued through 2006. In October, 2004, we changed our name to Broadwing Corporation reflecting our sole focus on the communications services division. With respect to the communication equipment division, the Company has outsourced certain functions, exited certain facilities and curtailed plans for the production and installation of certain internally produced network equipment. We have ceased marketing our communications equipment and currently only maintain certain dedicated resources that focus solely on supporting our communications services network.
     Our principal executive offices are located at Broadwing Corporation, 1122 Capital of Texas Highway, Austin, Texas 78746. Our telephone number is (512) 742-3700.

The Offering
     The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the debentures, see “Description of Debentures.”

Securities Offered	$180,000,000 principal amount of 3.125% Convertible Senior Debentures due 2026.

Maturity Date	May 15, 2026.

Interest	3.125% per annum on the principal amount, accruing from May 16, 2006, payable semi-annually in arrears in cash on May 15 and November 15 of each year, beginning November 15, 2006.

Ranking	The debentures are our unsecured senior obligations and rank equally in right of payment with our existing and future unsecured senior indebtedness. In addition, the debentures rank senior to any of our existing and future subordinated indebtedness. The debentures also rank junior to our secured indebtedness, including our obligations under our revolving credit facility, to the extent of the underlying collateral, and will rank junior to any secured indebtedness that we may incur in the future. As of June 30, 2006, we and our subsidiaries had approximately $21.3 million of outstanding secured indebtedness, which consists primarily of capital leases (to date, we have not drawn down on our revolving credit facility). The debentures will be subordinated, to the extent of the underlying collateral, to the indebtedness referred to in the preceding sentence.

Guarantees	The debentures are guaranteed, jointly and severally, on an unsecured senior basis, by certain of our direct and indirect existing domestic subsidiaries and may be guaranteed by certain future domestic subsidiaries. The Guarantees may be released in certain instances. See “Description of Debentures — Debenture Guarantees.”

Conversion	You may convert the debentures into shares of our common stock at an initial conversion rate equivalent to 60.241 shares of common stock per $1,000 principal amount of debentures (representing an initial conversion price of approximately $16.60 per share), subject to adjustment, at any time prior to the close of business on the business day immediately preceding the final maturity date.

If you convert your debentures in connection with certain designated events that occur on or prior to May 15, 2013, as described below opposite the caption “Repurchase at Option of the Holder Upon a Designated Event,” you will also receive a make whole premium on the debentures you convert.

Subject to certain exceptions, we will deliver the conversion shares to holders and an amount in cash in lieu of any fractional shares of common stock. We are required to deliver the conversion shares and cash in lieu of fractional shares as promptly as practicable after determination of the conversion date, but in no event later than three business days thereafter.

Optional Redemption	We may not redeem any debentures before May 15, 2013. Beginning on May 15, 2013, we may redeem some or all of the debentures at any time or from time to time.

We will give not less than 30 nor more than 60 days notice of any redemption. Upon any redemption, we will pay a redemption price equal to 100% of the principal amount of the debentures to be redeemed, plus accrued and unpaid interest, and Liquidated Damages, if any, up to, but excluding, the redemption date.

Repurchase at the Option
of the Holder	You may require us to repurchase all or any portion of the debentures for cash on May 15, 2013, May 15, 2016 and May 15, 2021, at a repurchase price equal to 100% of their principal amount plus accrued and unpaid interest, and Liquidated Damages, if any, up to but excluding the repurchase date. See “Description of Debentures — Repurchase at Option of the Holder.”

Our ability to repurchase your debentures for cash as described above will be subject to the limitations imposed by our revolving credit facility and by any limitations we may have in any other credit agreements or indebtedness that we may incur in the future. See “Description of Other Indebtedness — Broadwing’s Revolving Credit Facility.”

Repurchase Upon a Designated
Event	If a designated event (as described under “Description of Debentures — Repurchase at Option of the Holder Upon a Designated Event”) occurs prior to maturity, you may require us to repurchase all or part of your debentures for cash at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest, and Liquidated Damages, if any, up to but excluding the repurchase date.

Our ability to repurchase your debentures for cash upon the occurrence of a designated event as described above will be subject to the limitations imposed by our revolving credit facility and by any limitations we may have in any other credit agreements or indebtedness that we may incur in the future. See “Description of Other Indebtedness — Broadwing’s Revolving Credit Facility.”

Make Whole Premium Upon a Designated Event	If certain designated events (as described under “Description of Debentures — Repurchase at Option of the Holder Upon a Designated Event”) occur on or prior to May 15, 2013, we will provide for a make whole premium on debentures converted in connection with any such designated event (if applicable) by increasing, for the time period described herein, the conversion rate and accordingly the number of shares issuable upon conversion.

The amount of additional shares, if any, will be determined based on the price paid per share of our common stock in the transaction constituting such designated event and the effective date (as such terms are defined below under “Description of Debentures — Determination of the Make Whole Premium”) for such designated event. However, if such transaction constitutes a public acquirer change of control, in lieu of increasing the conversion rate, we may elect to adjust our conversion obligation as described under “Description of Debentures — Determination of the Make Whole Premium — Conversion after a Public Acquirer Change of Control.”

Events of Default	If an event of default on the debentures has occurred and is continuing, the principal amount of the debentures, plus any accrued and unpaid interest, and Liquidated Damages, if any, may be declared immediately due and payable. These amounts automatically become due and payable upon certain events of default. See “Description of Debentures — Events of Default and Remedies.”

Listing and Trading	The debentures are not listed on any national securities exchange or the Nasdaq National Market. The debentures originally issued in the private placement are eligible for trading on The PORTALSM Market. However, debentures sold pursuant to this prospectus will no longer be eligible for trading on The PORTALSM Market. Our common stock is listed on the Nasdaq National Market under the symbol “BWNG.”

RISK FACTORS
     The following risk factors should be carefully considered in conjunction with the other information included in this prospectus before purchasing or otherwise acquiring the debentures offered hereby. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations.
Risks Related to Our Business
     For a discussion of specific risks relating to our business, see “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which is incorporated herein by reference.
Risks Related to this Offering
We may not have the funds required to repurchase the debentures when necessary, and our revolving credit facility contains limitations on our ability to repurchase the debentures under certain circumstances.
     Your ability to require us to repurchase your debentures (either on May 15, 2013, May 15, 2016 and May 15, 2021 or in connection with a designated event) will be subject to limitations imposed by our revolving credit facility and by any limitations we may have in any other credit facilities or indebtedness we may incur in the future. See “Description of Other Indebtedness — Broadwing’s Revolving Credit Facility.”
     Under the revolving credit facility, we will most likely not be able to repurchase the debentures upon the occurrence of a designated event unless we have repaid all obligations under the revolving credit facility because the designated events will most likely constitute events of default under the revolving credit facility. With respect to any repurchase of the debentures at the option of holders in 2013, 2016 or 2021, you should be aware that any indebtedness under the revolving credit facility will become due and payable on October 14, 2008. If any indebtedness under the revolving credit facility is not paid upon maturity, we would be in default under such agreement. Moreover, we may have to refinance the revolving credit facility on or before its maturity and any new senior credit agreement we may enter into will probably restrict our ability to repurchase the debentures to a similar extent.
     In addition, our ability to repurchase the debentures may be limited by law, by the terms of other agreements relating to our senior indebtedness and, as mentioned above, by indebtedness and agreements that we may enter into in the future that may replace, supplement or amend our existing or future debt. If you were to require us to repurchase your debentures, including following a designated event when we are prohibited from repurchasing or redeeming the debentures, we could seek the consent of lenders to repurchase the debentures or we could attempt to refinance the borrowings that contain this prohibition. If we do not obtain a consent or refinance these borrowings, we could remain prohibited from repurchasing the debentures. Our failure to repurchase the debentures would also constitute an event of default under the indenture under which we will issue the debentures, which would also constitute an event of default under our revolving credit facility and might constitute a default under the terms of our other indebtedness at that time. In such event, the holders of that indebtedness generally would be able to declare that indebtedness to be due and payable immediately, and, in the case of secured indebtedness, to realize upon the collateral.
     Certain change of control events will constitute an event of default under the revolving credit facility. Some of the change in control events are similar to events that would constitute a designated event with respect to the debentures. Accordingly, if one or more of these change of control events or designated events were to occur, we may not be able to repurchase or repay any of the debentures or the other indebtedness that becomes due.
     Finally, we might not have or be able to obtain sufficient funds to repurchase the debentures.

The debentures are unsecured obligations of the Company, and the guarantee of each subsidiary guarantor will be unsecured and effectively subordinated to the extent of any collateral securing senior secured debt.
     The debentures and the guarantees to be provided by certain of our subsidiaries will be unsecured, which means that you will have no recourse to our specific assets or to the specific assets of our subsidiaries if a default occurs under the debentures, the guarantees or the indenture. In addition, the debentures are effectively junior to our existing and any future senior secured indebtedness, to the extent of the collateral securing that indebtedness. This means that, upon any payment or distribution of our assets in a bankruptcy, insolvency or similar proceeding, we will not be permitted to make any payments on the debentures from the assets constituting collateral until all of our senior secured indebtedness has been paid in full. Likewise, upon any payment or distribution of assets of any subsidiary guarantor in a bankruptcy, insolvency or similar proceeding, that subsidiary guarantor will not be permitted to make any payments in respect of its guarantee from the assets constituting collateral until all of its senior secured indebtedness has been paid in full.
     As of June 30, 2006, we and our subsidiaries had approximately $21.3 million of outstanding senior secured indebtedness and other liabilities, to which the debentures would be subordinated to the extent of the collateral securing those obligations. In addition, the subsidiary guarantors guarantee all borrowings and amounts payable by us under our revolving credit facility. Such guarantees rank effectively senior in right of payment to the guarantees of the subsidiary guarantors under the debentures to the extent of the collateral securing those guarantees of our revolving credit facility. Certain of our and our domestic subsidiaries’ (including the subsidiary guarantors’) assets (which consists mostly of accounts receivables) will secure our obligations under our revolving credit facility. If we default on any payments required under our revolving credit facility, or if we fail to comply with other provisions governing these obligations such as the maintenance of certain required financial ratios, the senior lenders could declare all amounts outstanding, together with accrued and unpaid interest, immediately due and payable. If we are unable to repay amounts due, the lenders could proceed against the collateral securing the debt and we then may not have enough assets left to pay you or other holders of our senior indebtedness. Although some of our debt agreements contain limitations on our ability and the ability of our subsidiaries to incur additional indebtedness, both we and our subsidiaries have the right to incur substantial additional indebtedness, including senior indebtedness.
The debentures are structurally subordinated to all indebtedness of our subsidiaries that are not guarantors of the debentures.
     Because of our holding company structure, you will not have any claim as a creditor against our subsidiaries that are not guarantors of the debentures. Indebtedness and other liabilities, including trade payables, of those subsidiaries will effectively be senior to your claims against those subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, which include all our foreign subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us. The terms of the debentures permit our non-guarantor subsidiaries to incur additional unspecified indebtedness.
If we fail to meet our payment or other obligations under the revolving credit facility, the lenders under the revolving credit facility could foreclose on, and acquire control of, our accounts receivable.
     In connection with the incurrence of indebtedness under the revolving credit facility, the lenders under that facility received a pledge of all of our accounts receivable. As a result of this pledge, if we fail to meet our payment or other obligations under the revolving credit facility, the lenders under the revolving credit facility would be entitled to foreclose on our accounts receivable and liquidate these assets. Under those circumstances, we may not have sufficient funds to pay principal, interest and Liquidated Damages, if any, on the debentures. As a result, you may lose a portion of or the entire value of your investment in the debentures.

There are no restrictive covenants in the indenture for the debentures relating to our ability to incur future indebtedness or complete other transactions. The indebtedness created by this offering, and any future indebtedness, could adversely affect our business and our ability to make full payment on the debentures and may restrict our operating flexibility.
     The indenture governing the debentures does not:
•	require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity and, therefore, does not protect holders of the debentures in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our ability or the ability of any of our subsidiaries to incur additional indebtedness that is junior to, pari passu with, or structurally senior in right of payment to the debentures;

•	restrict our ability to incur secured debt or to pledge our assets or those of our subsidiaries; or

•	pay dividends or other distributions, make investments, repurchase equity or subordinated debt, or engage in transactions with affiliates.
     In light of the absence of any of the foregoing restrictions, we may conduct our businesses in a manner that may cause the market price of our debentures and common stock to decline or otherwise restrict or impair our ability to pay amounts due on the debentures. In addition, we may incur additional debt, including secured indebtedness, that would be effectively senior to the debentures. We may not be able to generate sufficient cash flow to pay the interest on our debt, and future working capital, borrowings or equity financing may not be available to pay or refinance any such debt.
     The level of our indebtedness could:
•	limit cash flow available for general corporate purposes, such as acquisitions and capital expenditures, due to the ongoing cash flow requirements for debt service;

•	limit our ability to obtain, or obtain on favorable terms, additional debt financing in the future for working capital or acquisitions;

•	limit our flexibility in reacting to competitive and other changes in our industry and economic conditions generally;

•	expose us to a risk that a substantial decrease in net cash flows due to an inability to monetize our interests in our companies, economic developments or adverse developments in our business could make it difficult to meet debt service requirements;

•	increase our vulnerability to adverse economic and industry conditions; and

•	expose us to risks inherent in interest rate fluctuations because of the variable interest rates on other debt instruments, which could result in higher interest expense in the event of increases in interest rates.
     Our ability to repay or refinance our indebtedness will depend upon our future ability to obtain financing and our operating performance, which may be affected by general economic, financial, competitive, regulatory, business and other factors beyond our control, including those discussed herein. In addition, future borrowings or equity financing may not be available for the payment or refinancing of any indebtedness we may have. If we are unable to service our indebtedness or maintain covenant compliance, whether in the ordinary course of business or upon acceleration of such indebtedness, we may be forced to pursue one or more alternative strategies, such as restructuring or refinancing our indebtedness, selling assets, reducing or delaying capital expenditures or seeking additional equity capital. If we are forced to pursue any of these strategies, we may not be able to effect them on satisfactory terms, if at all.
Federal and state statutes may allow courts to void or subordinate guarantees and other laws may limit payments under the subsidiary guarantees.
     The debentures will be guaranteed by certain of our existing domestic subsidiaries and may be guaranteed by certain future domestic subsidiaries. If a bankruptcy case or lawsuit is initiated with respect to a subsidiary guarantor, the debt represented by the subsidiary guarantee entered into by that subsidiary guarantor may be reviewed under federal bankruptcy law and comparable provisions of state fraudulent transfer laws. Under these laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to other indebtedness, guarantees and other liabilities of the subsidiary guarantor (which, depending on the amount of such indebtedness and other obligations, could reduce the subsidiary guarantor’s liability on its subsidiary guarantee of the debentures to zero), if, among other things, such subsidiary guarantor at the time it incurred the debt evidenced by the guarantee:
•	received less than reasonably equivalent value or fair consideration for entering into the guarantee;

•	was insolvent or rendered insolvent by reason of entering into the guarantee;

•	was engaged in a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts or contingent liabilities beyond its ability to pay such debts or contingent liabilities as they became due.
     In addition, under these circumstances any payment by the subsidiary guarantor pursuant to its subsidiary guarantee could be voided and holders of the debentures could be required to return those payments to the subsidiary guarantor or to a fund for the benefit of the creditors of us or the subsidiary guarantor.
     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:
•	the sum of its debts, including contingent liabilities, was at the time greater than the fair saleable value of all of its assets;

•	if the present fair saleable value of its assets was at the time less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.
     There can be no assurance as to what standard a court would apply to evaluate the parties’ intent or to determine whether the applicable subsidiary guarantor was insolvent at the time of, or rendered insolvent upon consummation of, the applicable transaction or that, regardless of the standard, a court would not determine that the subsidiary guarantor was insolvent or rendered insolvent as a result of that transaction. Accordingly, the subsidiary guarantees of the debentures, or any payments made under the subsidiary guarantees, may be deemed to violate applicable bankruptcy, fraudulent transfer or similar laws. Each subsidiary guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable subsidiary guarantor, after giving effect to all of its other liabilities, (including, without limitation, any guarantees under the revolving credit facility) without rendering the subsidiary guarantee, as it relates to such subsidiary guarantor, voidable under applicable laws relating to fraudulent conveyance or fraudulent transfer or similar laws.

     Other laws, including corporate distribution laws, limit or may limit the amount that any subsidiary guarantor will be permitted to pay under its subsidiary guarantee of the debentures. Such limitations could restrict, perhaps substantially, the amount that any subsidiary guarantor would be permitted to pay under its subsidiary guarantee, could prohibit that subsidiary guarantor from making any payments under its subsidiary guarantee or could possibly require that amounts paid by any subsidiary guarantor under its subsidiary guarantee of the debentures be returned.
The terms of the debentures will not provide protection against some types of important corporate events.
     The debentures are convertible into shares of our common stock. Upon the occurrence of a designated event, we may be required to offer to repurchase all of the debentures then outstanding. However, certain important corporate events, such as leveraged recapitalizations, that would increase the level of our indebtedness, would not constitute a “designated event” under the debentures. See “Description of Debentures — Repurchase at Option of the Holder Upon a Designated Event.”
An active trading market for the debentures may not develop.
     The debentures are not listed on any national securities exchange or the Nasdaq National Market, and there is no established public trading market for the debentures. The debentures originally issued in the private placement are eligible for trading on The PORTALSM Market. However, debentures sold pursuant to this prospectus will no longer be eligible for trading on The PORTALSM Market. To the extent that an active trading market does not develop, the liquidity and trading prices for the debentures may be harmed. If an active or liquid trading market for the debentures does develop, it may not provide sufficient liquidity to permit you to sell your notes.
The market price of the debentures could be significantly affected by the market price of our common stock, which may fluctuate significantly.
     We expect that the market price of the debentures will be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value for the debentures than would be expected for nonconvertible debt securities we may issue. Factors that could affect our common stock price include the following:
•	fluctuations in our quarterly results of operations and cash flows or those of other companies in our industry;

•	the public’s reaction to our press releases, announcements and filings with the SEC;

•	additions or departures of key personnel;

•	changes in financial estimates or recommendations by research analysts;

•	changes in the amount of indebtedness we have outstanding;

•	changes in the ratings of our debentures, if rated, or other securities;

•	changes in general conditions in the U.S. and international economy, financial markets or the industries in which we operate, including changes in regulatory requirements;

•	significant contracts, acquisitions, dispositions, financings, joint marketing relationships, joint ventures or capital commitments by us or our competitors;

•	developments related to significant claims or proceedings against us;

•	our dividend policy; and

•	future sales of our equity or equity-linked securities.

     In recent years, stock markets, including the Nasdaq National Market, have experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market prices of our common stock and the debentures.
You may have to pay taxes with respect to distributions on our common stock that you do not receive.
     The conversion price of the debentures will be adjusted for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. See “Description of Debentures — Conversion of the Debentures — Conversion Rate Adjustments.” If the conversion rate is adjusted as a result of a distribution that is taxable to our common shareholders, such as a cash dividend, you will be required to include an amount in income for federal income tax purposes, notwithstanding the fact that you do not receive such distribution. In addition, Non-U.S. Holders (as defined in “Certain United States Federal Income Tax Considerations”) of the debentures may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See “Certain United States Federal Income Tax Considerations.”
Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock and the value of the debentures and our ability to raise funds in new stock offerings.
     Future sales of substantial amounts of our common stock or equity-related securities in the public market, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and the value of the debentures and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability of shares of common stock for future sale will have on the trading price of our common stock or the value of the debentures. The price of our common stock could be affected by possible sales of our common stock by investors who view the debentures as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading price of the debentures.
The make whole premium payable on debentures converted in connection with a designated event may not adequately compensate you for the lost option time value of your debentures as a result of such designated event.
     If a designated event occurs on or prior to May 15, 2013, we will increase, for the time period described herein, the conversion rate by a number of additional shares for any debentures converted in connection with such designated event. The number of additional shares will be determined based on the date on which the designated event becomes effective and the price paid per share of our common stock in the transaction constituting the designated event, as described below under “Description of Debentures — Determination of the Make Whole Premium — General.” While the number of additional shares is designed to compensate you for the lost option time value of your debentures as a result of such designated event, the amount of the make whole premium is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if a designated event occurs after May 15, 2013 or if our stock price is less than $13.28 per share or greater than $53.12 per share, the conversion rate will not be increased. In no event will the total number of shares of our common stock issuable upon conversion of the debentures exceed 75.770 per $1,000 principal amount of debentures, subject to adjustment. Moreover, if the designated event constitutes a public acquirer change of control, in lieu of increasing the conversion rate, we may elect that, from and after the effective date of such public acquirer change of control, the right to convert a debenture will be changed into a right to convert into a number of shares of “acquirer common stock,” as defined in “Description of Debentures — Determination of the Make Whole Premium — Conversion after a Public Acquirer Change of Control.” Our obligation to deliver the additional shares upon a designated event could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

As a holder of debentures, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.
     If you hold debentures, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions, if any, on our common stock), but you will be subject to all changes affecting our common stock. You will have the rights with respect to our common stock only when we deliver shares of common stock to you upon conversion of your debentures and, in limited cases, under the conversion rate adjustments applicable to the debentures. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the delivery of common stock, if any, to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.
The repurchase rights in the debentures triggered by a designated event could discourage a potential acquiror.
     The repurchase rights in the debentures triggered by a designated event, as described under the heading “Description of Debentures — Repurchase at Option of the Holder Upon a Designated Event,” could discourage a potential acquiror. The term “designated event” is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the debentures upon a designated event would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.
The conversion rate of the debentures may not be adjusted for all dilutive events that may occur.
     The conversion rate of the debentures is subject to adjustment for certain events including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions or combinations of our common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our common stock and certain tender or exchange offers as described under “Description of Debentures — Conversion of the Debentures — Conversion Rate Adjustments.” The conversion rate will not be adjusted for other events, such as stock issuances for cash, that may adversely affect the trading price of the debentures. See “Description of Debentures — Conversion of the Debentures — Conversion Rate Adjustments.”
The debentures may not be rated or may receive a lower rating than anticipated.
     We believe it unlikely that the debentures will be rated. However, if one or more rating agencies rates the debentures and assigns the debentures a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the debentures and our common stock could be harmed.
We have never paid dividends on our common stock and do not anticipate paying dividends in the foreseeable future.
     We have never paid cash dividends on our common stock and do not anticipate that any cash dividends will be declared or paid in the foreseeable future. As a result, holders of our common stock will not receive a return, if any, on their investment unless they sell their shares of our common stock.
Our management has broad discretion to determine how to use the proceeds received from this offering, and may use them in ways that may not enhance our operating results or the price of our common stock.
     We plan to use the net proceeds of this offering as described under “Use of Proceeds.” Our management will have broad discretion over the use and investment of the net proceeds of this offering, and accordingly investors in this offering will need to rely upon the judgment of our management with respect to the use of proceeds with only limited information concerning management’s specific intentions.

Provisions in our charter documents and Delaware law may delay or prevent an acquisition of our company.
     Our certificate of incorporation and bylaws contain provisions that could make it harder for a third party to acquire us without the consent of our Board of Directors. For example, our certificate of incorporation provides that the Board of Directors can issue preferred stock at its discretion with respect to voting, conversion, distribution, and other rights given to stockholders, which may be used in a way to significantly dilute the ownership of a hostile acquiror. In addition, if a potential acquiror were to make a hostile bid for us, the acquiror would not be able to call a special meeting of stockholders to remove our Board of Directors or act by written consent without a meeting. The acquiror would also be required to provide advance notice of its proposal to replace directors at any annual meeting, and would not be able to cumulate votes at a meeting, which would require the acquiror to hold more shares to gain representation on the Board of Directors than if cumulative voting were permitted. In addition, our Board of Directors are elected on a staggered or classified basis, which could prevent or deter takeovers or changes in control by increasing the time it takes for a hostile acquiror to replace board members.
     Our certificate of incorporation also provides for special voting procedures, including the affirmative vote of holders 80% of the voting stock and the majority of disinterested directors, in the event of a proposed business combination involving an interested stockholder under certain circumstances.
     Section 203 of the Delaware General Corporation Law limits mergers and other business combination transactions involving 15% or greater stockholders of Delaware corporations unless certain board or stockholder approval requirements are satisfied. These provisions and other similar provisions make it more difficult for a third party to acquire us without negotiation. These provisions may apply even if the offer may be considered beneficial by some stockholders.
     Our Board of Directors could choose not to negotiate with an acquiror that it did not believe was in our strategic interests. If an acquiror is discouraged from offering to acquire us or prevented from successfully completing a hostile acquisition by these or other measures, you could lose the opportunity to sell your debentures at a favorable price.
FORWARD-LOOKING STATEMENTS
     This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “may,” “will,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek” and similar expressions. We have based these forward-looking statements on our current expectations with respect to future events and occurrences. Investors are cautioned that our actual results in the future may differ materially from the expected results reflected in our forward-looking statements. Important factors that could cause our actual results to differ materially from the results anticipated by the forward-looking statements are contained herein under “Risk Factors” and elsewhere in this prospectus. Any or all of these factors could cause our actual results and financial or legal status for future periods to differ materially from those expressed or referred to in any forward-looking statement. All written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Forward-looking statements speak only as of the date on which they are made. Except as required by law, we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
RATIO OF EARNINGS TO FIXED CHARGES
     For the years ended December 31, 2005, 2004, 2003, 2002 and 2001 and the six months ended June 30, 2006, our earnings were insufficient to cover fixed charges. The amount of additional pre-tax income needed to cover fixed charges was $139.5 million, $156.1 million, $260.5 million $507.8 million, $1,378.1 million for the years ended December 31, 2005, 2004, 2003, 2002 and 2001, respectively. The amount of additional pre-tax income needed to cover fixed charges was $31.7 million for the six months ended June 30, 2006. “Earnings” for the purpose of this ratio are computed by adding loss before income taxes and fixed charges (excluding capitalized interest). “Fixed charges” consist of interest (including capitalized interest) on indebtedness and an interest factor on rentals.

USE OF PROCEEDS
     We will not receive any proceeds from the sale by any selling securityholder of their debentures or the shares of common stock issuable upon conversion of the debentures.
DESCRIPTION OF OTHER INDEBTEDNESS
Broadwing’s Revolving Credit Facility
     In October 2005, our wholly owned subsidiary, Broadwing Communications, LLC, entered into a revolving credit facility that provides borrowing capacity up to $75.0 million subject to certain limitations. The credit facility matures October 14, 2008. The credit facility is secured by a pledge of accounts receivable of Broadwing and its domestic subsidiaries, and certain of these subsidiaries have also guaranteed the debentures. To date, we have not drawn down on the credit facility.
     Borrowings will bear an interest rate, at our option, at either LIBOR plus 3.75% or an alternate base rate, defined as the higher of the prime or federal funds rate, plus 2.5%. If cash, investments, and undrawn availability under the credit facility fall below $100.0 million while borrowings are outstanding, we must deposit $25.0 million into a designated restricted account.
     Borrowing under the credit facility will be limited by an amount of eligible accounts receivable available as collateral, and the amount of our “Liquidity,” as defined in the credit agreement. As the available borrowing under the credit facility is limited, the amount available at any point in time may be substantially less than $75.0 million and the credit facility could be unavailable in certain circumstances.
     The credit facility contains certain covenants that, subject to specified exceptions, limit our ability to:
•	create liens;

•	merge with or acquire other companies;

•	sell or dispose of assets;

•	make loans, advances or stock repurchases;

•	declare or pay any dividend;

•	incur debt under certain circumstances; and

•	engage in transactions with affiliates.

DESCRIPTION OF DEBENTURES
     You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the words “Broadwing,” “we,” “our” and “us” refer only to Broadwing Corporation and not to any of its subsidiaries.
     Broadwing issued the debentures under an indenture among itself, the Guarantors and J.P. Morgan Trust Company, National Association, as trustee, in a private transaction not subject to the registration requirements of the Securities Act. The terms of the debentures include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.
     The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement, which are each incorporated by reference as an exhibit to the registration statement to which this prospectus relates, because they, and not this description, define your rights as holders of the debentures. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.
     The registered holder of a debenture will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.
Brief Description of the Debentures and the Debenture Guarantees
     The Debentures. The debentures:
•	are general unsecured obligations of Broadwing;

•	are pari passu in right of payment to all existing and future unsecured senior Indebtedness of Broadwing;

•	are effectively junior to the extent of any collateral securing any existing or future secured Indebtedness;

•	are senior in right of payment to any future subordinated Indebtedness of Broadwing;

•	are convertible into shares of our common stock as described below; and

•	are unconditionally guaranteed by the Guarantors.
     The Debenture Guarantees. The debentures are guaranteed by certain of Broadwing’s existing Domestic Subsidiaries and may be guaranteed by certain of Broadwing’s future Domestic Subsidiaries.
     Each guarantee of the debentures:
•	is a general unsecured obligation of the Guarantor;

•	is pari passu in right of payment with all existing and future unsecured senior Indebtedness of that Guarantor;

•	is effectively junior to the extent of any collateral securing any existing or future secured Indebtedness of that Guarantor; and

•	is senior in right of payment to any future subordinated Indebtedness of that Guarantor.

     Our existing and future Foreign Subsidiaries and Immaterial Subsidiaries will not guarantee the debentures. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. The non-guarantor Subsidiaries generated less than 1.0% of our consolidated revenues in 2005 and held less than 1.0% of our consolidated assets as of December 31, 2005.
Principal, Maturity and Interest
     The debentures are limited to $180,000,000 in aggregate principal amount (which includes the Initial Purchasers’ exercise in full of their option to purchase an additional $30,000,000 of debentures in the private placement). The debentures and the additional debentures subsequently issued under the Initial Purchasers’ purchase option are treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Broadwing issued the debentures in denominations of $1,000 and integral multiples of $1,000. The debentures will mature on May 15, 2026 unless earlier converted, redeemed or repurchased.
     Interest on the debentures accrue at the rate of 3.125% per annum and are payable semi-annually in arrears on May 15 and November 15, commencing on November 15, 2006. Interest on overdue principal and interest and Liquidated Damages, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the debentures. Broadwing will make each interest payment to the holders of record at the close of business on the immediately preceding May 1 and November 1.
     Interest on the debentures will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
     We will not pay interest or Liquidated Damages accrued and unpaid on any debentures that are converted into shares of our common stock except as stated otherwise below herein.
General
     Neither Broadwing nor any of its Subsidiaries are subject to any financial covenants under the indenture. In addition, neither Broadwing nor any of its Subsidiaries are restricted under the indenture from paying dividends, making investments, incurring debt or issuing or repurchasing our securities including any subordinated debt or equity securities. You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of Broadwing except to the extent described below under “— Repurchase at Option of the Holder” and “— Repurchase at Option of the Holder Upon a Designated Event.”
Methods of Receiving Payments on the Debentures
     If a holder of debentures has given wire transfer instructions to Broadwing, Broadwing will pay all principal, interest and premium and Liquidated Damages, if any, on that holder’s debentures in accordance with those instructions. All other payments on the debentures will be made at the office or agency of the paying agent and registrar in The City of New York, Borough of Manhattan, unless Broadwing elects to make interest payments by check mailed to the debenture holders at their address set forth in the register of holders.
Paying Agent and Registrar for the Debentures
     The trustee is the paying agent and registrar. Broadwing may change the paying agent or registrar without prior notice to the holders of the debentures, and Broadwing or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange
     A holder may transfer or exchange debentures in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of debentures. Holders will be required to pay all transfer or similar taxes due on transfer. Broadwing will not be required to transfer or exchange any debenture selected for redemption. Also, Broadwing will not be required to transfer or exchange any debenture for a period of 15 days before a selection of debentures to be redeemed.
Debenture Guarantees
     The debentures are guaranteed by certain of Broadwing’s current Domestic Subsidiaries and may be guaranteed by certain of Broadwing’s future Domestic Subsidiaries. These Debenture Guarantees are joint and several obligations of the Guarantors. The obligations of each Guarantor under its Debenture Guarantee are limited as necessary to prevent that Debenture Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Federal and state statutes may allow courts to void or subordinate guarantees and other laws may limit payment under the subsidiary guarantees.”
     A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than Broadwing or another Guarantor, unless:
(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Debenture Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee.
     The Debenture Guarantee of a Guarantor will be released:
(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Broadwing or a Subsidiary of Broadwing; or

(2)	in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Broadwing or a Subsidiary of Broadwing.
Conversion of the Debentures
     Subject to the procedures described below, holders may convert any of their debentures, in whole or in part, at any time prior to the close of business on the business day immediately preceding the final maturity date of the debentures, into shares of our common stock as described below under “—Conversion,” at an initial conversion rate equivalent to 60.241 shares of common stock per $1,000 principal amount of debentures, subject to adjustment as described below, which is based upon an initial conversion price equivalent to approximately $16.60 per share. If a holder converts debentures on any date when we are required to pay Liquidated Damages as described under “—Registration Rights; Liquidated Damages,” the conversion rate shall be multiplied by 103%. A holder may convert debentures in part so long as such part is $1,000 principal amount or a multiple of $1,000.
     To convert your debentures into shares of our common stock, as described below under “—Conversion,” a holder must do the following:

•	complete and manually sign the conversion notice on the back of the debenture or facsimile of the conversion notice and deliver such notice to the conversion agent, which will initially be the trustee;

•	surrender the debenture to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.
     The date a holder complies with these requirements will be the conversion date under the indenture. The debentures will be deemed to have been converted immediately prior to the close of business on the conversion date. If a holder’s interest is a beneficial interest in a global debenture, in order to convert, such holder must comply with the last three requirements listed above and comply with the depositary’s procedures for converting a beneficial interest in a global debenture. A certificate, or a book-entry transfer through DTC, for the number of shares of our common stock deliverable upon conversion together with a cash payment for any fractional shares as described below under “— Conversion,” will be delivered through the conversion agent as promptly as practicable following the date on which we determine the number of shares of common stock and cash in lieu of fractional shares to be received, but in no event later than the third business day thereafter. See “— Conversion.”
     If we call debentures for redemption, holders may convert the debentures only until the close of business on the business day immediately preceding the redemption date, after which time holders’ right to convert will expire unless we default in the payment of the redemption price. If a holder has already delivered a repurchase notice or a designated event repurchase notice with respect to a debenture called for redemption, however, the holder may not surrender that debenture for conversion until the holder has withdrawn the notice in accordance with the indenture.
     Notwithstanding the foregoing, if debentures are converted after a record date but prior to the next interest payment date, holders of such debentures at the close of business on the record date will receive the interest payable and Liquidated Damages, if any, on such debentures on the corresponding interest payment date notwithstanding the conversion. Such debentures, upon surrender for conversion, must be accompanied by funds equal to the amount of interest and Liquidated Damages, if any, payable on the debentures so converted; provided that no such interest payment and Liquidated Damages, if any, need be made to Broadwing (i) if we have specified a redemption date that is after a record date but on or prior to the next interest payment date, (ii) if we have specified a repurchase date following a designated event that is after a record date but on or prior to the next interest payment date, or (iii) to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such debenture.
Notice of Specified Corporate Transactions
     If we elect to:
•	distribute to all holders of our common stock rights, warrants or options to purchase our common stock for a period expiring within 45 days of the record date for such distribution at a price less than the average of the closing prices of our common stock for the ten days immediately preceding the declaration date for such distribution; or

•	distribute to all holders of our common stock, assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 10% of the closing price of our common stock on the day preceding the declaration date for such distribution;
we must notify the trustee and the holders of debentures at least ten days prior to the ex-dividend date for such distribution.

     In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property, we must notify the trustee and the holders of the debentures at least ten days prior to the record date for such transaction, or if there is no record date, at least ten trading days prior to the anticipated effective date for such transaction. If we are a party to a consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property (regardless of whether the transaction constitutes a fundamental change), then after the effective date of the transaction, the holders’ rights to convert debentures into shares of our common stock will be changed into the right to convert debentures into the kind and amount of cash, securities or other property that the holder would have received if the holder had converted its debentures immediately prior to the transaction. If the transaction also constitutes a designated event, as defined below under “— Repurchase at Option of the Holder Upon a Designated Event,” the holder can require us to repurchase all or a portion of its debentures as described under “— Repurchase at Option of the Holder Upon a Designated Event.”
Notice of Certain Designated Events
     We must give notice (the “effective date notice”) to all record holders and to the trustee at least ten days prior to the anticipated effective date of any transaction described in clause (3) of the definition of a fundamental change, as limited by the paragraph following the definition of a fundamental change (both as set forth under “—Repurchase at the Option of the Holder upon a Designated Event”).
     Holders converting debentures in connection with the designated event that is the subject of an effective date notice will not receive payment on the debentures they surrender for conversion in connection with such designated event until the applicable stock price (as defined under “—Determination of the Make Whole Premium — General”) has been determined. If holders convert their debentures following the effective date of such designated event, then the holders’ rights to convert debentures into shares of our common stock will be changed into the right to convert debentures into the kind and amount of such cash, securities or other property that the holder would have received if the holder had converted its debentures immediately prior to such designated event.
     Notwithstanding delivery of the effective date notice by us as described above, no make whole premium will be payable if the related designated event does not occur.
Conversion Rate Adjustments
     The conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:
(1)	the payment or issuance of common stock as a dividend or distribution on our common stock;

(2)	the issuance to all holders of common stock of rights, warrants or options to purchase our common stock for a period expiring within 45 days of the record date for such distribution at a price less than the average of the closing prices for the ten trading days preceding the declaration date for such distribution; provided that the conversion rate will be readjusted to the extent that such rights, warrants or options are not exercised;

(3)	subdivisions, splits or combinations of our common stock;

(4)	distributions by us to all holders of our common stock of shares of our capital stock, evidences of our indebtedness, property or assets, including rights, warrants, options and other securities but excluding dividends or distributions covered by clauses (1) or (2) above or any dividend or distribution paid exclusively in cash; in the event that we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sales prices of those securities (where such closing prices are available) for the ten trading days commencing on and including the fifth trading day after the date on which “ex-

dividend trading” commences for such distribution on the Nasdaq National Market or such other principal national or regional exchange or market on which the securities are then listed or quoted;

(5)	the payment of cash as a dividend or distribution on our common stock, excluding any dividend or distribution in connection with our liquidation, dissolution or winding up, in which case the conversion rate will be adjusted by multiplying the applicable conversion rate by a fraction, the numerator of which will be the current market price of our common stock on the record date for such dividend or distribution and the denominator of which will be the current market price of our common stock on such record date minus the per share amount of such dividend or distribution; or

(6)	we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the closing price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.
     “Current market price” shall mean the average of the daily closing prices per share of common stock for the ten consecutive trading days ending on the earlier of the date of determination and the day before the “ex” date with respect to the distribution requiring such computation. For purpose of this paragraph, the term “ex” date, when used with respect to any distribution, means the first date on which the common stock trades, regular way, on the relevant exchange or in the relevant market from which the closing price was obtained without the right to receive such distribution. We will make adjustments to the current market price in accordance with the indenture to account for the occurrence of certain events during the ten consecutive trading day period.
     To the extent that any rights plan adopted by us in the future is in effect upon conversion of the debentures, you will receive, in addition to the common stock or other consideration issuable upon conversion, the rights under the rights plan unless the rights have separated from the common stock at the time of conversion, in which case the conversion rate will be adjusted as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness, property or assets as described in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.
     In the event of:
•	any reclassification of our common stock;

•	a consolidation, merger or binding share exchange involving us; or

•	a sale or conveyance to another person or entity of all or substantially all of our property and assets;
in which holders of our common stock receive stock, other securities, other property, assets or cash for their common stock, then, following the effective date of such event, the holders’ rights to convert debentures into shares of our common stock will be changed into the right to convert debentures into the other securities, other property, assets or cash received in respect of our common stock in connection with such event. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such transaction, then from and after the effective date of such transaction, the debentures shall be convertible into the consideration that a majority of the holders of our common stock who made such an election received in such transaction. We will notify holders and the trustee as promptly as practicable following the date we publicly announce such transaction but in no event less than 15 days prior to the anticipated effective date of such transaction.
     You may in some circumstances be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the non-occurrence of an adjustment to the conversion rate. For example, if we make a distribution of property to our shareholders that would be taxable to them as a dividend for United States federal income tax purposes and the conversion rate is increased, this increase will be deemed to be the receipt of taxable income by U.S. Holders (as defined in “Certain United States Federal Income Tax

Considerations”) of the debentures and may result in withholding taxes for Non-U.S. Holders (as defined in “Certain United States Federal Income Tax Considerations”). See “Certain United States Federal Income Tax Considerations — U.S. Holders — Adjustment to Conversion Price/Constructive Dividends” and “Certain United States Federal Income Tax Considerations — Non-U.S. Holders — Dividends on Common Stock” and the Notice Pursuant to IRS Circular 230.
     Subject to the Nasdaq Marketplace rules, we may, from time to time, increase the conversion rate if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution. See “Certain United States Federal Income Tax Considerations.”
     Notwithstanding the foregoing, no adjustment to the conversion rate will be made in connection with a merger, consolidation or other transaction effected solely for the purpose of changing our jurisdiction of incorporation to any other state within the United States.
     Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.
Conversion
     Subject to certain exceptions described above under “— Notice of Specified Corporate Transactions” and “— Notice of Certain Designated Events,” once debentures are tendered for conversion, holders tendering the debentures will be entitled to receive, per $1,000 principal amount of debentures, shares of our common stock (the ”conversion shares”) at an initial conversion rate of 60.241 shares per $1,000 principal amount of debentures, which is based on an initial conversion price of approximately $16.60 per share. The conversion rate (and conversion price) are subject to adjustment as described above.
     Subject to certain exceptions described above and under “— Notice of Specified Corporate Transactions” and “— Notice of Certain Designated Events,” we will deliver the conversion shares in respect of debentures surrendered for conversion to converting holders and pay cash in lieu of fractional shares, if any, as promptly as practicable after the conversion date, but in no event later than three business days thereafter, subject to the above referenced exceptions.
     Delivery of the conversion shares and cash in lieu of fractional shares, if any, will be deemed to satisfy our obligation to pay the principal amount of the debentures. As a result, accrued but unpaid interest, and Liquidated Damages, if any, to the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited. For a discussion of your tax treatment upon receipt of our common stock upon conversion, see “Certain United States Federal Tax Considerations — U.S. Holders — Conversion of Debentures into Common Stock.”
Optional Redemption by Broadwing
     We may not redeem the debentures prior to May 15, 2013. On or after May 15, 2013, we may redeem the debentures at any time or from time to time in whole or in part.
     Upon any redemption, we will pay a redemption price equal to 100% of the principal amount of debentures being redeemed, plus accrued and unpaid interest, and Liquidated Damages, if any, up to, but excluding, the redemption date, unless the redemption date falls after a record date and on or prior to the corresponding interest payment date. In that case, we will pay the full amount of accrued and unpaid interest, including Liquidated Damages, if any, due on such interest payment date to the holder of record at the close of business on the corresponding record date. We are required to give notice of redemption by mail to holders not more than 60 but not less than 30 days prior to the redemption date.

     If less than all of the outstanding debentures are to be redeemed, the trustee will select the debentures to be redeemed in principal amounts of $1,000 or multiples of $1,000 on a pro rata basis unless otherwise required by law or applicable stock exchange requirements. If a portion of your debentures is selected for partial redemption and you convert a portion of your debentures, the converted portion will be deemed, to the extent practicable, to be of the portion selected for redemption.
     We may not redeem the debentures if we have failed to pay any interest or Liquidated Damages, if any, on the debentures and such failure to pay is continuing. We will notify the holders if we redeem the debentures.
     For a discussion of the tax treatment to a holder of the debentures upon optional redemption by us, see “Certain United States Federal Income Tax Considerations — U.S. Holders — Sale, Exchange or Redemption of Debentures” and “Certain United States Federal Income Tax Considerations — Non-U.S. Holders — Sale, Exchange or Redemption of Debentures or Common Stock.”
     No mandatory redemption or sinking fund is provided for the debentures.
Repurchase at Option of the Holder
     You have the right to require us to repurchase all or any portion of your debentures for cash on May 15, 2013, May 15, 2016 and May 15, 2021. We will be required to repurchase any outstanding debenture for which you deliver a written repurchase notice to the paying agent, which will initially be the trustee. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the repurchase date. A holder may withdraw its repurchase notice at any time prior to close of business on the repurchase date. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the debentures listed in the notice. Our repurchase obligation will be subject to certain additional conditions.
     The repurchase price payable for a debenture will be equal to 100% of the principal amount to be repurchased plus accrued and unpaid interest, including Liquidated Damages, if any, to, but excluding, the repurchase date; provided, however, that if a repurchase date falls after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest payment, and Liquidated Damages, if any, on such interest payment date to the holder of record at the close of business on the corresponding record date.
     We must give notice of an upcoming repurchase date to all debenture holders not less than 20 business days prior to the repurchase date at their addresses shown in the register of the registrar. We will also give notice to beneficial owners as required by applicable law. This notice will state, among other things, the repurchase price and the procedures that holders must follow to require us to repurchase their debentures.
     The repurchase notice from the holder must state:
•	if certificated debentures have been issued, the debenture certificate numbers (or, if your debentures are not certificated, your repurchase notice must comply with appropriate DTC procedures);

•	the portion of the principal amount of debentures to be repurchased, which must be in $1,000 multiples; and

•	that the debentures are to be repurchased by us pursuant to the applicable provisions of the indenture.

You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The withdrawal notice must state:

•	the principal amount of the withdrawn debentures;

•	if certificated debentures have been issued, the certificate numbers of the withdrawn debentures (or, if your debentures are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, that remains subject to the repurchase notice.
     Payment of the repurchase price for a debenture for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the debenture, together with necessary endorsements, to the paying agent at its corporate trust office in The City of New York, Borough of Manhattan, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the debenture will be made promptly following the later of the business day immediately following the repurchase date and the time of book-entry transfer or delivery of the debenture. If the paying agent holds money sufficient to pay the repurchase price of the debenture on the business day immediately following the repurchase date, then, on and after such date:
•	the debenture will cease to be outstanding;

•	interest and Liquidated Damages, if any, will cease to accrue; and

•	all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the debenture.
     This will be the case whether or not book-entry transfer of the debenture has been made or the debenture has been delivered to the paying agent. No debentures may be repurchased by us at the option of holders on May 15, 2013, May 15, 2016 or May 15, 2021 if the principal amount of the debentures has been accelerated, and such acceleration has not been rescinded, on or prior to such date.
     Our ability to repurchase your debentures for cash as described above will be subject to any limitations we may have in existing and future credit agreements or other indebtedness. See “Risk Factors — We may not have the funds required to repurchase the debentures when necessary, and our revolving credit facility contains limitations on our ability to repurchase the debentures under certain circumstances.” and “Description of Other Indebtedness — Broadwing’s Revolving Credit Facility.” If you elect to require us to repurchase the debentures at a time when we are prohibited from repurchasing them, we could seek the consent of our lenders to repurchase the debentures or we could attempt to refinance their debt. If we do not obtain consent or refinance their debt, we would not be permitted to repurchase the debentures. Our failure to repurchase tendered debentures would constitute an event of default under the indenture, which would also constitute a default under the terms of our senior credit agreement.
     The Securities Exchange Act of 1934, as amended, requires the dissemination of certain information to security holders and that an issuer follow certain procedures if an issuer tender offer occurs, which may apply if the repurchase rights summarized above become available to holders of the debentures. In connection with any offer to require us to repurchase debentures as summarized above we will, to the extent applicable:
•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Securities Exchange Act of 1934, as amended, that may then be applicable; and

•	file a Schedule TO or any other required schedule or form under the Securities Exchange Act of 1934, as amended.
     We may, to the extent permitted by applicable law and the agreements governing our other debt, at any time repurchase the debentures in the open market or by tender at any price or by private agreement. Any debenture so repurchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any debentures surrendered to the trustee may not be reissued or resold and will be cancelled promptly.

Repurchase at Option of the Holder Upon a Designated Event
     If a designated event occurs at any time prior to the maturity of the debentures, you may require us to repurchase your debentures, in whole or in part, for cash on a repurchase date specified by us that is not less than 20 nor more than 30 days after the date of our notice of the designated event. The debentures will be repurchased only in multiples of $1,000 principal amount.
     We will repurchase the debentures at a price equal to 100% of the principal amount to be repurchased, plus accrued and unpaid interest, and Liquidated Damages, if any, to, but excluding, the repurchase date. Notwithstanding the foregoing, if a repurchase date falls after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest payment, and Liquidated Damages, if any, on such interest payment date to the holder of record at the close of business on the corresponding record date.
     We will mail to all record holders a notice of a designated event within 15 days after it has occurred. We are also required to deliver to the trustee a copy of the designated event notice. If you elect to require us to repurchase your debentures, you must deliver to us or our designated agent, on or before the close of business on the repurchase date specified in our designated event notice, your repurchase notice and any debentures to be repurchased, duly endorsed for transfer.
     The repurchase notice from the holder must state:
•	if certificated debentures have been issued, the debenture certificate numbers (or, if your debentures are not certificated, your repurchase notice must comply with appropriate DTC procedures);

•	the portion of the principal amount of debentures to be repurchased, which must be in $1,000 multiples; and

•	that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture.
     You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The withdrawal notice must state:
•	the principal amount of the withdrawn debentures;

•	if certificated debentures have been issued, the certificate numbers of the withdrawn debentures (or, if your debentures are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, that remains subject to the repurchase notice.
     Payment of the repurchase price for a debenture for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the debenture, together with necessary endorsements, to the paying agent at its corporate trust office in The City of New York, Borough of Manhattan, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the debenture will be made promptly following the later of the business day immediately following the repurchase date and the time of book-entry transfer or delivery of the debenture. If the paying agent holds money sufficient to pay the repurchase price of the debenture on the business day immediately following the repurchase date, then, on and after the date:
•	the debenture will cease to be outstanding;

•	interest and Liquidated Damages, if any, will cease to accrue; and

•	all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the debenture.
     This will be the case whether or not book-entry transfer of the debenture has been made or the debenture has been delivered to the paying agent.
     A “designated event” will be deemed to have occurred upon a “fundamental change” or a “termination of trading,” as such terms are defined below.
     A “fundamental change” generally will be deemed to occur at such time as:
(1)	any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as that term is used in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 50% or more of the total voting power of all classes of our capital stock entitled to vote generally in the election of directors (“voting stock”);

(2)	the following persons cease for any reason to constitute a majority of our board of directors:
•	individuals who on the first issue date of the debentures constituted our board of directors; and

•	any new directors whose election to our board of directors or whose nomination for election by our shareholders was approved by at least a majority of our directors, or if applicable, a majority of our directors on the board’s nominating committee then still in office who were either directors on such first issue date of the debentures or whose election or nomination for election was previously so approved;
(3)	we consolidate with, or merge with or into, another person or any person consolidates with, or merges with or into, us, in any such event other than pursuant to a transaction in which the persons that “beneficially owned,” directly or indirectly, the shares of our voting stock immediately prior to such transaction, “beneficially own,” directly or indirectly, immediately after such transaction, shares of the continuing or surviving person’s voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the continuing or surviving person in substantially the same proportion as such ownership immediately prior to the transaction;

(4)	the sale, transfer, lease, conveyance or other disposition of all or substantially all of our assets or properties to any “person’ or “group” (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended; or

(5)	we are liquidated or dissolved or holders of our capital stock approve any plan or proposal for our liquidation or dissolution.
     However, a “fundamental change” will not be deemed to have occurred if, in the case of a merger or consolidation, 90% or more of the total consideration (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in the merger or consolidation constituting the fundamental change consists of common stock and any associated rights traded on a United States national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such fundamental change), and, as a result of such transaction or transactions, the holders’ rights to convert debentures into shares of our common stock will be changed into the right to convert debentures into the kind and amount of cash, securities or other property that the holder would have received if the holder had converted its debentures immediately prior to such transaction or transactions.

     The term “fundamental change” is limited to specified events and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the debentures upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.
     A “termination of trading” will be deemed to have occurred if our common stock (or other common stock into which the debentures are then convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on the Nasdaq National Market.
     Notwithstanding the foregoing, no debentures may be surrendered for repurchase in connection with a merger, consolidation or other transaction effected solely for the purpose of changing our jurisdiction of incorporation to any other state within the United States.
     No debentures may be repurchased by us at the option of the holders upon a designated event if the principal amount of the debentures has been accelerated, and such acceleration has not been rescinded, on or prior to such date.
     We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Securities Exchange Act of 1934, as amended, to the extent applicable, in the event of a designated event.
     This designated event repurchase right could discourage a potential acquirer of Broadwing. However, this designated event repurchase feature is not the result of management’s knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions.
     Our ability to repurchase your debentures for cash upon the occurrence of a designated event will be subject to the limitations imposed by existing and any future credit agreements or indebtedness. See “Risk Factors — We may not have the funds required to repurchase the debentures when necessary, and our revolving credit facility contains limitations on our ability to repurchase the debentures under certain circumstances.” and “Description of Other Indebtedness — Broadwing’s Revolving Credit Facility”. In addition, any future credit agreements or indebtedness may expressly prohibit our repurchase of the debentures upon a designated event or may provide that a designated event is prohibited or constitutes an event of default under that agreement. If a designated event occurs at a time when we are prohibited from repurchasing debentures, we could seek the consent of our lenders to repurchase the debentures or we could attempt to refinance their debt. If we do not obtain consent or refinance their debt, we would not be permitted to repurchase the debentures. Our failure to repurchase tendered debentures would constitute an event of default under the indenture, which could also constitute a default under the terms of other agreements.
Determination of the Make Whole Premium
     General. If and only to the extent you elect to convert your debentures in connection with a transaction described in clause (3) of the definition of a fundamental change, as limited by the paragraph following the definition of a fundamental change (both as set forth under “— Repurchase at the Option of the Holder upon a Designated Event”) that occurs on or prior to May 15, 2013, we will increase the conversion rate for the debentures surrendered for conversion by a number of additional shares (the “additional shares”) as described below.
     The number of additional shares will be determined by reference to the table below, based on the date on which such designated event transaction becomes effective (the “effective date”) and the price (the “stock price”) paid per share for our common stock in such designated event transaction. If holders of our common stock receive only cash in such designated event transaction, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the closing prices of our common stock on the ten trading days prior to but not including the effective date of such designated event transaction.
     The additional shares will be delivered to holders who elect to convert their debentures on the later of (1) the fifth business day following the effective date and (2) the conversion settlement date for those debentures.

     The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the debentures is adjusted, as described above under “— Conversion Rate Adjustments.” The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”
     The following table sets forth the stock price and number of additional shares to be issuable per $1,000 principal amount of debentures:

Effective
Date	Stock Price
	$13.28	$14.61	$15.94	$16.60	$17.26	$18.59	$19.92	$21.25	$22.58	$23.90	$25.23	$26.56	$33.20	$39.84	$46.48	$53.12
5/9/06	15.529	12.834	10.696	9.782	8.962	7.535	6.356	5.357	4.518	3.795	3.171	2.635	1.851	0.799	0.168	0.000
5/9/07	15.400	12.931	10.700	9.756	8.904	7.438	6.225	5.212	4.356	3.629	3.005	2.466	1.704	0.684	0.082	0.000
5/9/08	15.270	12.937	10.605	9.623	8.741	7.229	5.988	4.959	4.095	3.366	2.744	2.211	1.493	0.525	0.000	0.000
5/9/09	15.190	12.778	10.331	9.308	8.393	6.837	5.573	4.533	3.671	2.950	2.339	1.822	1.190	0.307	0.000	0.000
5/9/10	15.101	12.382	9.799	8.729	7.781	6.184	4.905	3.869	3.023	2.325	1.746	1.261	0.784	0.031	0.000	0.000
5/9/11	15.060	11.550	8.797	7.677	6.694	5.069	3.802	2.803	2.009	1.371	0.857	0.437	0.247	0.000	0.000	0.000
5/9/12	15.060	9.867	6.853	5.667	4.655	3.049	1.875	1.006	0.369	0.000	0.000	0.000	0.000	0.000	0.000	0.000
5/9/13	15.060	8.215	2.510	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000
     The stock prices and additional share amounts set forth above are based upon a common stock price of $13.28 per share at May 9, 2006 and an initial conversion price of approximately $16.60.
     The exact stock prices and effective dates may not be set forth in the table above, in which case:
•	If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the two dates, as applicable, based on a 365-day year.

•	If the stock price is in excess of $53.12 per share (subject to adjustment), no additional shares will be issuable upon conversion.

•	If the stock price is less than $13.28 per share (subject to adjustment), no additional shares will be issuable upon conversion.
     Our obligation to deliver the additional shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.
     Conversion after a Public Acquirer Change of Control. Notwithstanding the foregoing, and in lieu of adjusting the conversion rate as set forth above, in the case of a “public acquirer change of control” (as defined below) we may, in lieu of increasing the conversion rate as described above, elect to adjust the conversion rate such that from and after the effective date of such public acquirer change of control, holders of the debentures will be entitled to convert their debentures into a number of shares of “acquirer common stock” (as defined below). The conversion rate following the effective date of such transaction will be a number of shares of acquirer common stock equal to the product of:
•	the conversion rate in effect immediately prior to the effective date of such transaction, times

•	the average of the quotients obtained, for each trading day in the ten consecutive trading day period commencing on the trading day next succeeding the effective date of such public acquirer change of control (the “valuation period”), of:

(i)	the “acquisition value” of our common stock on each such trading day in the valuation period, divided by

(ii)	the closing price of the acquirer common stock on each such trading day in the valuation period.
     The “acquisition value” of our common stock means, for each trading day in the valuation period, the value of the consideration paid per share of our common stock in connection with such public acquirer change of control, as follows:
•	for any cash, 100% of the face amount of such cash;

•	for any acquirer common stock or any other securities that are traded on a U.S. national securities exchange or approved for quotation on the Nasdaq National Market, 100% of the closing price of such acquirer common stock or other traded securities on each such trading day; and

•	for any other securities, assets or property, 102% of the Fair Market Value of such security, asset or property on each such trading day, as determined by two independent nationally recognized investment banks selected by the trustee for this purpose.
     After the adjustment of the conversion rate in connection with a public acquirer change of control, the conversion rate will be subject to further similar adjustments in the event that any of the events described above occur thereafter.
     A “public acquirer change of control” is any transaction described in clause (3) of the definition of a fundamental change, as limited by the paragraph following the definition of a fundamental change (both as set forth under “— Repurchase at the Option of the Holder upon a Designated Event”) where the acquirer, or any entity that is a direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of such acquirer’s capital stock that are entitled to vote generally in the election of directors, has a class of common stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such change of control. We refer to such acquirer’s or other entity’s class of common stock as the “acquirer common stock.” Upon a public acquirer change of control, if we so elect, holders may convert their debentures at the adjusted conversion rate described in the preceding two paragraphs but will not be entitled to the increased conversion rate described under “—Determination of the Make Whole Premium — General.” We are required to notify holders of our election in our notice to holders of such transaction. In addition, the holder can also, subject to certain conditions, require us to repurchase all or a portion of its debentures as described under “—Repurchase at the Option of the Holder upon a Designated Event.” Notwithstanding any other notice requirements, we agree to notify holders of such election at least 10 trading days prior to such election.
Certain Covenants
     Anti-Layering. Broadwing will not incur, and will not permit any Guarantor to incur, any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of Broadwing or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the debentures and the applicable Debenture Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Broadwing solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.
     Merger, Consolidation or Sale of Assets. Broadwing will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Broadwing is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Broadwing and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either: (a) Broadwing is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Broadwing) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)	the Person formed by or surviving any such consolidation or merger (if other than Broadwing) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Broadwing under the debentures, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee; and

(3)	immediately after such transaction, no Default or Event of Default exists.
     In addition, Broadwing will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Subsidiaries taken as a whole, in one or more related transactions, to any other Person.
     This “Merger, Consolidation or Sale of Assets” covenant will not apply to:
(1)	a merger of Broadwing with an Affiliate solely for the purpose of reincorporating Broadwing in another jurisdiction; or
(2)	any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Broadwing and the Guarantors.
     Additional Debenture Guarantees. If Broadwing or any of the Guarantors acquires or creates another Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within ten business days of the date on which it was acquired or created; provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.
     Payments for Consent. Broadwing will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of debentures for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the debentures unless such consideration is offered to be paid and is paid to all holders of the debentures that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
Reports
     Whether or not required by the rules and regulations of the SEC, so long as any debentures are outstanding, Broadwing will furnish to the holders of debentures or cause the trustee to furnish to the holders of debentures, within the time periods specified in the SEC’s rules and regulations:
(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Broadwing were required to file such reports; and
(2)	all current reports that would be required to be filed with the SEC on Form 8-K if Broadwing were required to file such reports.
     All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Broadwing’s consolidated financial statements by Broadwing’s certified independent accountants. In addition, Broadwing will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

     If, at any time, Broadwing is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Broadwing will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. Broadwing will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Broadwing’s filings for any reason, Broadwing will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Broadwing were required to file those reports with the SEC.
     In addition, Broadwing and the Guarantors agree that, for so long as any debentures remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of debentures and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Events of Default and Remedies
     Each of the following is an “Event of Default”:
(1)	default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the debentures;

(2)	default in the payment when due (at maturity, upon redemption, repurchase or otherwise) of the principal of, or premium, if any, on, the debentures;

(3)	default in our obligation to deliver shares of our common stock, cash or other property upon conversion of the debentures as required under the indenture and such default continues for a period of five days;

(4)	failure to pay the make whole premium, if any, when due upon conversion of the debentures, and such default continues for a period of ten days;

(5)	failure to provide notice of a specified corporate transaction or the occurrence of a designated event on a timely basis;

(6)	failure by Broadwing or any of the Guarantors for 60 days after notice to Broadwing by the trustee or the holders of at least 25% in aggregate principal amount of the debentures then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(7)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Broadwing or any of its Subsidiaries (or the payment of which is guaranteed by Broadwing or any of its Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:
(a)	is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more;

(8)	failure by Broadwing or any of the Guarantors to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $15.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(9)	except as permitted by the indenture, any Debenture Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Debenture Guarantee; and

(10)	certain events of bankruptcy or insolvency described in the indenture with respect to Broadwing or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.
     In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Broadwing, any Subsidiary of Broadwing that is a Significant Subsidiary or any group of Restricted Subsidiaries of Broadwing that, taken together, would constitute a Significant Subsidiary, all outstanding debentures will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding debentures may declare all the debentures to be due and payable immediately.
     If an Event of Default occurs prior to May 15, 2013 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Broadwing or any Guarantor with the intention of avoiding the prohibition on optional redemption of the debentures prior to May 15, 2013 then an additional premium specified in the indenture will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the debentures.
     Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding debentures may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the debentures notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium or Liquidated Damages, if any.
     Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of debentures unless such holders have furnished to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Liquidated Damages, if any, when due, no holder of a debenture may pursue any remedy with respect to the indenture or the debentures unless:
(1)	such holder has previously given the trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding debentures have requested the trustee to pursue the remedy;

(3)	such holders have furnished the trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	holders of a majority in aggregate principal amount of the then outstanding debentures have not given the trustee a direction inconsistent with such request within such 60-day period.
     The holders of a majority in aggregate principal amount of the then outstanding debentures by notice to the trustee may, on behalf of the holders of all of the debentures, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Liquidated Damages, if any, on, or the principal of, the debentures.
     Broadwing is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Broadwing is required to deliver to the trustee a statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
     No director, officer, employee, incorporator or stockholder of Broadwing or any Guarantor, as such, will have any liability for any obligations of Broadwing or the Guarantors under the debentures, the indenture or the Debenture Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of debentures by accepting a debenture waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debentures. The waiver may not be effective to waive liabilities under the federal securities laws.
Amendment, Supplement and Waiver
     Except as provided in the next two succeeding paragraphs, the indenture, the debentures or the Debenture Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the debentures then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debentures), and any existing Default or Event of Default or compliance with any provision of the indenture or the debentures or the Debenture Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding debentures (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debentures).
     Without the consent of each holder of debentures affected, an amendment, supplement or waiver may not (with respect to any debentures held by a non-consenting holder):
(1)	reduce the principal amount of debentures whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any debenture or alter the provisions with respect to the redemption of the debentures;

(3)	reduce the rate of or change the time for payment of interest, including default interest or Liquidated Damages, if any, on any debenture;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on, the debentures (except a rescission of acceleration of the debentures by the holders of at least a majority in aggregate principal amount of the then outstanding debentures and a waiver of the payment default that resulted from such acceleration);

(5)	make any debenture payable in money other than that stated in the debentures;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of debentures to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on, the debentures;

(7)	waive a redemption payment with respect to any debenture;

(8)	release any Guarantor from any of its obligations under its Debenture Guarantee or the indenture, except in accordance with the terms of the indenture;

(9)	reduce the amount of the make whole premium or otherwise impair the right of a holder to receive the make whole premium due on any debenture;

(10)	adversely change our obligation to repurchase any debenture upon a designated event;

(11)	impair the right of a holder to convert any debenture or reduce the amount of cash, the number of shares of common stock or the amount of any other property receivable upon conversion;

(12)	waive a Default or Event of Default in the payment of the repurchase price (upon a repurchase at the option of a holder or a repurchase upon a designated event);

(13)	waive a Default or Event of Default in the payment of the make whole premium when due; or

(14)	make any change in the preceding amendment and waiver provisions.
     Notwithstanding the preceding, without the consent of any holder of debentures, Broadwing, the Guarantors and the trustee may amend or supplement the indenture, the debentures or the Debenture Guarantees:
(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated debentures in addition to or in place of certificated debentures;

(3)	to provide for the assumption of Broadwing’s or a Guarantor’s obligations to holders of debentures and Debenture Guarantees in the case of a merger or consolidation or sale of all or substantially all of Broadwing’s or such Guarantor’s assets, as applicable;

(4)	to make any change that would provide any additional rights or benefits to the holders of debentures or that does not adversely affect the legal rights under the indenture of any such holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6)	to conform the text of the indenture, the debentures or the Debenture Guarantees to any provision of this Description of Debentures to the extent that such provision in this Description of Debentures was intended to be a verbatim recitation of a provision of the indenture, the debentures or the Debenture Guarantees;

(7)	to provide for the issuance of additional debentures in accordance with the limitations set forth in the indenture as of the date of the indenture; or

(8)	to allow any Guarantor to execute a supplemental indenture and/or a Debenture Guarantee with respect to the debentures.
Satisfaction and Discharge
     We may be discharged from any and all obligations under the indenture (except for certain obligations to register the transfer or exchange of debentures, to replace stolen, lost or mutilated debentures, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon delivering to the trustee for canceling all outstanding debentures or depositing with the trustee, in trust, the paying agent or the conversion agent, if applicable after the debentures have become due and payable, whether at stated maturity, or any redemption date, or any repurchase date or upon conversion or otherwise, cash or common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding debentures and paying all other sums payable under the indenture by us.

Concerning the Trustee
     If the trustee becomes a creditor of Broadwing or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.
     The holders of a majority in aggregate principal amount of the then outstanding debentures will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of debentures, unless such holder has furnished to the trustee security and indemnity satisfactory to it against any loss, liability or expense.
Book-Entry, Delivery and Form
     The debentures were issued in registered form, without interest coupons and in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000.
     The debentures were issued in the form of one or more global securities (collectively, the “Global Debentures”). The Global Debentures were deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below. You will hold your beneficial interests in the Global Debenture directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC.
     Except as set forth below, the Global Debentures may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Debentures may not be exchanged for definitive debentures in registered certificated form (“Certificated Debentures”) except in the limited circumstances described below. See “—Exchange of Global Debentures for Certificated Debentures.” Except in the limited circumstances described below, owners of beneficial interests in the Global Debentures will not be entitled to receive physical delivery of debentures in certificated form. In addition, transfers of beneficial interests in the Global Debentures will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.
Depository Procedures
     The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Broadwing takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.
     DTC has advised Broadwing that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised Broadwing that, pursuant to procedures established by it:
(1)	upon deposit of the Global Debentures, DTC will credit the accounts of the Participants designated by the Initial Purchasers with portions of the principal amount of the Global Debentures; and

(2)	ownership of these interests in the Global Debentures will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Debentures).
     Investors in the Global Debentures who are Participants may hold their interests therein directly through DTC. Investors in the Global Debentures who are not Participants may hold their interests therein indirectly through organizations which are Participants. All interests in a Global Debenture may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Debenture to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Debenture to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
     Except as described below, owners of interests in the Global Debentures will not have debentures registered in their names, will not receive physical delivery of debentures in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.
     Payments in respect of the principal of, and interest and premium, if any, and Liquidated Damages, if any, on, a Global Debenture registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, Broadwing and the trustee will treat the Persons in whose names the debentures, including the Global Debentures, are registered as the owners of the debentures for the purpose of receiving payments and for all other purposes. Consequently, neither Broadwing, the trustee nor any agent of Broadwing or the trustee has or will have any responsibility or liability for:
(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Debentures or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Debentures; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
     DTC has advised Broadwing that its current practice, upon receipt of any payment in respect of securities such as the debentures (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of debentures will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Broadwing. Neither Broadwing nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the debentures, and Broadwing and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
     DTC has advised Broadwing that it will take any action permitted to be taken by a holder of debentures only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Debentures and only in respect of such portion of the aggregate principal amount of the debentures as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the debentures, DTC reserves the right to exchange the Global Debentures for legended debentures in certificated form, and to distribute such debentures to its Participants.
     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Debentures among participants in DTC, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of Broadwing, the trustee and any of their respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Global Debentures for Certificated Debentures
     A Global Debenture is exchangeable for Certificated Debentures if:
(1)	DTC (a) notifies Broadwing that it is unwilling or unable to continue as depositary for the Global Debentures or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Broadwing fails to appoint a successor depositary;

(2)	Broadwing, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Debentures; or

(3)	there has occurred and is continuing a Default or Event of Default with respect to the debentures.
In addition, beneficial interests in a Global Debenture may be exchanged for Certificated Debentures upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Debentures delivered in exchange for any Global Debenture or beneficial interests in Global Debentures will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).
Registration Rights; Liquidated Damages
     In connection with the initial private placement of the debentures, we entered into a registration rights agreement with the Initial Purchasers. The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety (which is incorporated by reference as an exhibit to the registration statement to which this prospectus relates) because it, and not this description, defines your registration rights as holders of these debentures.
     Pursuant to the registration rights agreement, Broadwing and the Guarantors agreed to file with the SEC a Shelf Registration Statement (as defined in the registration rights agreement) to cover resales of the debentures and if permitted the shares of our common stock into which the debentures are convertible by the holders of the debentures who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement and for so long as the debentures constitute Transfer Restricted Securities.
     “Transfer Restricted Securities” means each debenture until the earliest to occur of:
(1)	the date on which such debenture has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

(2)	the date on which such debenture is distributed to the public pursuant to Rule 144(k) under the Securities Act.
     Pursuant to the registration rights agreement Broadwing and the Guarantors are required to use all commercially reasonable efforts to file the Shelf Registration Statement with the SEC on or prior to 90 days after the issuance of the debentures and to cause the Shelf Registration to become effective on or prior to 180 days after issuance of the debentures.
     If:
(1)	Broadwing and the Guarantors fail to file the Shelf Registration Statement on or before the date specified for such filing;

(2)	the Shelf Registration Statement has not become effective on or prior to the date specified for such effectiveness; or

(3)	the Shelf Registration Statement has become effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (3) above, a “Registration Default”), then Broadwing and the Guarantors will pay Liquidated Damages to each holder of Transfer Restricted Securities.
     Under the registration rights agreement, Broadwing is able to suspend the Shelf Registration Statement upon certain events.
     With respect to the first 90-day period immediately following the occurrence of the first Registration Default, Liquidated Damages will be paid in an amount equal to $.05 per week per $1,000 principal amount of Transfer Restricted Securities. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Transfer Restricted Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of $.50 per week per $1,000 principal amount of Transfer Restricted Securities.
     All accrued Liquidated Damages will be paid by Broadwing and the Guarantors on the next scheduled interest payment date to DTC or its nominee by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Debentures by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.
     Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.
Certain Definitions
     Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.
     “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
     “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

     “Board of Directors” means:
(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.
     “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
     “Capital Stock” means:
(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
     “Debenture Guarantee” means the Guarantee by each Guarantor of Broadwing’s obligations under the indenture and the debentures, executed pursuant to the provisions of the indenture.
     “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
     “Domestic Subsidiary” means any Subsidiary of Broadwing that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Broadwing.
     “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
     “Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith.
     “Foreign Subsidiary” means any Subsidiary of Broadwing that is not a Domestic Subsidiary.
     “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.
     “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).
     “Guarantors” means each Subsidiary of Broadwing that executes a Debenture Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, until the Debenture Guarantee of such Person has been released in accordance with the provisions of the indenture.
     “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:
(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.
     “Immaterial Subsidiary” means, as of any date, any Subsidiary whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent 12-month period do not exceed $100,000; provided that a Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of Broadwing, except that the preceding proviso shall not apply to 650 Townsend Facility Company, LLC.
     “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:
(1)	in respect of borrowed money;

(2)	evidenced by bonds, debentures, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)	representing any Hedging Obligations,
     if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.
     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
     “Liquidated Damages” means all liquidated damages then owing pursuant to the registration rights agreement.
     “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
     “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
     “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.
     “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
     “Subsidiary” means, with respect to any specified Person:
(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
     “Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
Introduction
     The following discussion is a summary of the material U.S. federal income tax considerations relevant to the acquisition, ownership and disposition of the debentures and the common stock into which the debentures may be converted. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, Internal Revenue Service (the “IRS”) rulings and pronouncements and judicial decisions all in effect as of the date hereof, all of which are subject to change at any time, and any such change may be applied retroactively in a manner that could adversely affect a holder of the debentures and the common stock. The discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as certain financial institutions, tax-exempt entities, insurance companies, dealers in securities, traders in securities who elect to mark to market, U.S. expatriates, and persons holding the debentures or common stock as part of a straddle, hedge or conversion transaction or other integrated transaction. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. In addition, this discussion is limited to purchasers who hold common stock acquired upon conversion of such debentures, and who hold the debentures and the common stock as “capital assets” within the meaning of Section 1221 of the Code. This discussion assumes the debentures constitute debt for U.S. federal income tax purposes.
     For purposes of this summary, the term “U.S. Holder” means a beneficial owner of the debentures or common stock that is or is treated for U.S. federal income tax purposes as (i) a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof, (iii) any estate whose income is included in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust. The treatment of a partner in a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) that holds debentures or common stock depends on the status of the partner and the activities of the partnership. “Non-U.S. Holder” means a beneficial owner of the debentures and common stock that is not a U.S. Holder. Unless otherwise indicated from the context, for purposes of this section, “holder” means either a U.S. Holder or a Non-U.S. Holder. Except as stated below, the following discussion does not address any tax consequences that apply specifically to a Non-U.S. Holder.
     We have not sought and will not seek any rulings from the IRS with respect to any of our positions discussed below. There can be no assurance that the IRS will not take a different position than us concerning the tax consequences of the acquisition, ownership or disposition of the debentures and common stock or that any such position would not be sustained.
     Prospective investors should consult their own tax advisors with regard to the application of the tax considerations discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws.
U.S. Holders
     Interest. Stated interest on the debentures will generally be includable in a U.S. Holder’s gross income and taxable as ordinary income for U.S. federal income tax purposes at the time it is paid or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.
   Market Discount. The debentures will be subject to the “market discount rules” of Section 1276 of the Code. In general, these rules provide that if a U.S. Holder acquires a debenture at a market discount (that is, a discount from its stated redemption price at maturity) and thereafter recognizes gain upon a disposition or receives payments of principal, then such gain or principal payment, to the extent of the accrued market discount, will be taxed as ordinary interest income to such U.S. Holder.

   Generally, the accrued market discount will be the total market discount on the debenture multiplied by a fraction, the numerator of which is the number of days the U.S. Holder held the debenture and the denominator of which is the number of days from the date the U.S. Holder acquired the debenture until its maturity date. A U.S. Holder may elect, however, to determine accrued market discount under the constant yield method.
   A U.S. Holder that incurs or continues indebtedness to acquire a debenture at a market discount may also be required to defer the deduction of all or a portion of the interest on the indebtedness until the corresponding amount of market discount is included in income. A U.S. Holder may elect to include market discount in gross income as it accrues and, if the U.S. Holder properly makes such an election, is generally exempt from this rule. Any such election will apply to all debt instruments acquired by the taxpayer on or after the first day of the first taxable year to which such election applies. The adjusted basis of a debenture subject to such election will be increased to reflect market discount included in gross income, thereby reducing any gain or increasing any loss on a sale or other taxable disposition of the debenture.
   Amortizable Bond Premium. In general, if a U.S. Holder purchases a debenture at a premium (that is, an amount in excess of the amount payable upon the maturity thereof), such U.S. Holder will be considered to have purchased such debenture with “amortizable bond premium” equal to the amount of such excess. However, in the case of convertible debt instruments like the debentures, the amount of bond premium does not include any portion of the holder’s basis that is attributable to the conversion feature. For this purpose, the value of the conversion option may be determined under any reasonable method (for example, the holder may determine the value of the conversion option by comparing the market price of the convertible debt instrument to the market prices of similar debt instruments that do not have conversion options). A U.S. Holder may elect to amortize bond premium as an offset to interest income and not as a separate deduction item as it accrues under a constant yield method over the remaining term of the debenture. Such U.S. Holder’s tax basis in the debenture will be reduced by the amount of the amortized bond premium. Any such election, properly made, will apply to all debt instruments (other than instruments the interest on which is excludible from gross income) held by the U.S. Holder at the beginning of the first taxable year for which the election applies or thereafter acquired and is irrevocable without the consent of the IRS. Bond premium on a debenture held by a U.S. Holder who does not elect to amortize the premium will remain a part of such U.S. Holder’s tax basis in such debenture and will decrease the gain or increase the loss otherwise recognized on a sale or other taxable disposition of the debenture.
   Sale, Exchange or Redemption of the Debentures. In general, a U.S. Holder will recognize gain or loss upon the sale, exchange (other than a conversion), redemption or other taxable disposition of the debentures measured by the difference (if any) between (i) the amount realized (except to the extent attributable to accrued interest, which amount will be taxable as ordinary income to the extent not previously included in income) and (ii) the holder’s adjusted tax basis in the debentures. A holder’s tax basis in debentures generally will equal the cost of the debentures to the holder. Any such gain or loss recognized on the sale, exchange, redemption or other taxable disposition of a debenture will be capital gain or loss and will generally be long-term capital gain or loss if the debenture has been held or deemed held for more than one year at the time of the sale or exchange. In the case of individuals, long-term capital gains are taxed at a maximum federal income tax rate of 15%, which maximum rate currently is scheduled to increase to 20% for dispositions occurring during the taxable years beginning on or after January 1, 2009. Net capital gain of corporations is taxed the same as ordinary income, with a maximum federal income tax rate of 35%. The deductibility of capital losses is subject to limitations.
     Conversion of Debentures into Common Stock. In general, a U.S. Holder of debentures will not recognize gain or loss for U.S. federal income tax purposes on the conversion of the debentures into shares of common stock, except to the extent the common stock is considered attributable to accrued interest not previously included in income (which is taxable as ordinary income) or with respect to cash received in lieu of a fractional share of common stock. The U.S. Holder’s tax basis in the shares of common stock received upon conversion of the debentures (other than common stock attributable to accrued interest) will be the same as the U.S. Holder’s tax basis in the debentures exchanged therefor (exclusive of any tax basis allocable to a fractional share interest exchanged for cash as described below). The holding period of the shares of common stock received by the holder upon conversion of debentures generally will include the period during which the U.S. Holder held the debentures prior to the conversion. However, a U.S. Holder’s tax basis in shares of common stock considered attributable to accrued interest as described above generally will equal the amount of such accrued interest included in income, and the holding period for such shares shall begin on the day following the date of conversion.
     Cash received in lieu of a fractional share of common stock upon conversion of a debenture should be treated as a payment in exchange for the fractional share. Accordingly, the receipt of cash in lieu of a fractional share of common stock will result in capital gain or loss, measured by the difference between the cash received for the fractional share and the U.S. Holder’s tax basis in the fractional share.
     Adjustments to Conversion Rate/Constructive Dividends. The conversion rate of the debentures is subject to adjustment under certain circumstances. Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the debentures as having received a constructive distribution if, and to the extent that, certain adjustments in the conversion rate (or failures to adjust the conversion rate) that may occur in certain limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of common stock) increase the proportionate interest of the holders of the debentures in our assets or earnings and profits, whether or not any holder ever exercises its conversion privilege. Moreover, if there is not a full adjustment to the conversion rate of the debentures to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding common stock in our assets or earnings and profits, such increase in the proportionate interest of the holders of the common stock generally will be treated as a distribution to such holders. Any such constructive distribution would be taxable to a U.S. Holder as ordinary dividend income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes. Any distribution in excess of our earnings and profits would be treated first as a return of capital and thereafter as capital gain. It is not clear whether any such constructive dividend received by an individual U.S. Holder would be eligible for the reduced rate of taxation described below under “—The Common Stock.”
     The Common Stock. Distributions, if any, paid on our common stock after conversion, to the extent made from our current and/or accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be included in a U.S. Holder’s income as ordinary dividend income (subject to a possible dividends received deduction in the case of corporate holders) as they are paid. Any distribution in excess of our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be treated as a return of capital to the extent of a U.S. Holders tax basis in such common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by individuals in taxable years beginning before January 1, 2009 are generally subject to the applicable long-term capital gains rate, provided certain holding period requirements are met. Gain or loss realized on the sale, exchange, redemption or other taxable disposition of common stock will equal the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the common stock. Gain or loss upon a sale or exchange of the common stock will be capital gain or loss and will generally be long-term capital gain or loss if the holder has held or is deemed to have held the common stock for more than one year. In the case of individuals, long-term capital gains with respect to property held for more than one year are taxed at a maximum federal income tax rate of 15%, which maximum rate currently is scheduled to increase to 20% for dispositions occurring during the taxable years beginning on or after January 1, 2009. Net capital gain of corporations is taxed the same as ordinary income, with a maximum federal income tax rate of 35%.
     Possible Effect of an Adjustment to the Conversion Rate upon a Designated Event. Upon certain Designated Events, we will adjust the conversion rate of the debentures. Depending on the circumstances, such an adjustment could result in a deemed taxable exchange to a holder and the modified debenture could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss and the creation of original issue discount on the modified debenture.
Non-U.S. Holders
     The following discussion is limited to certain U.S. federal income tax considerations relevant to a Non-U.S. Holder.
     Interest on the Debentures. Payments of interest on the debentures by us or any paying agent to a Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that (i) the Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code and the regulations thereunder; (ii) the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; (iii) the Non-U.S. Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and (iv) the Non-U.S. Holder satisfies certain certification requirements (described generally below) (the “Portfolio Interest Exception”).
     To satisfy the certification requirement referred to in (iv) above, the Non-U.S. Holder of the debenture, or a financial institution holding the debenture on behalf of the Non-U.S. Holder, must provide, in accordance with specified procedures, to us or our paying agent, as the case may be, a statement to the effect that the Non-U.S. Holder is not a U.S. person. Currently these requirements will be met if (1) the Non-U.S. Holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN) or (2) a financial institution holding the debenture on behalf of the Non-U.S. Holder certifies, under penalties of perjury, that such statement has been received by it and furnishes us or our paying agent with a copy thereof. Under current Treasury Regulations, the statement requirement referred to in (iv) above may also be satisfied with other documentary evidence with respect to debentures held through certain qualified intermediaries.
     If a Non-U.S. Holder cannot satisfy the requirements of the Portfolio Interest Exception, payments of interest made to such Non-U.S. Holder will be subject to a 30% withholding tax unless the Non-U.S. Holder provides us or our paying agent, as the case may be, with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from withholding tax or a reduction in withholding tax under the benefit of a tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the debenture is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S. (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder). Forms W-8BEN and W-8ECI are effective for the calendar year in which they are signed and for the succeeding three calendar years. Prospective holders are urged to consult their own tax advisors regarding the applicability of the Treasury Regulations regarding withholding to their particular circumstances.
     If a Non-U.S. Holder of a debenture is engaged in a trade or business in the United States, and interest on the debenture is effectively connected with the conduct of the trade or business (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder) the Non-U.S. Holder, although exempt from the withholding tax discussed above, will be subject to regular U.S. income tax on such interest generally in the same manner as if it were a U.S. Holder. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on a debenture will be included in the earnings and profits of such Non-U.S. Holder if such interest is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.
     Sale, Exchange or Redemption of Debentures or Common Stock. Under current law, a Non-U.S. Holder of the debentures or common stock generally will not be subject to U.S. federal income tax on any gain recognized on the sale, exchange, redemption or other taxable disposition of the debentures or common stock, unless (i) the gain is effectively connected with the conduct of a trade or business in the United States of the Non-U.S. Holder (and, if required by an applicable tax treaty, and certain of the requirements are met, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder); (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met or (iii) we are or have been during the shorter of the Non-U.S. Holder’s holding period or the five-year period ending on the date of disposition a “United States real property holding corporation” for U.S. federal income tax purposes. We do not believe that we are currently a “United States real property holding corporation,” or that we will become one in the future. In the case of a Non-U.S. Holder that is described under clause (i) above, its gain generally will be subject to the U.S. federal income tax on net income that applies to U.S. persons and, in addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to the branch profits tax as described above under “—Interest on the Debentures.” An individual Non-U.S. Holder that is described under clause (ii) above will be subject to a flat 30% tax on gain derived from the sale, which may be offset by U.S. capital losses (notwithstanding the fact that he or she is not considered a U.S. resident). In addition, any amount that a Non-U.S. Holder receives upon a sale, exchange, redemption or other table disposition of debentures that is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules discussed above under “—Interest on the Debentures.”
     Conversion of Debentures into Common Stock. A Non-U.S. Holder of debentures generally will not be subject to U.S. federal income tax on the conversion of the debentures into shares of common stock. To the extent a Non-U.S. Holder receives cash in lieu of a fractional share of common stock on conversion, the cash may give rise to gain that would be subject to U.S. federal income tax under the rules described above under “—Sale, Exchange or Redemption of Debentures or Common Stock.” In addition, any amount including common stock) that a Non-U.S. Holder receives upon a conversion of debentures that is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules discussed above under “—Interest on the Debentures.”
     Dividends on Common Stock. Dividends paid to a Non-U.S. Holder (and any deemed dividends arising from certain adjustments, or failures to make adjustments, to the conversion rate of the debentures, as described above under “U.S. Holders—Adjustments to Conversion Rate/Constructive Dividends”) are subject to U.S. withholding tax at a 30% rate, or if applicable, a lower treaty rate, unless the dividend is effectively connected with the conduct of a trade or business in the United States by a Non-U.S. Holder (and, if required by an applicable tax treaty, is attributable to a United States permanent establishment maintained by such Non-U.S. Holder). A dividend that is effectively connected with the conduct of a trade or business in the United States by a Non-U.S. Holder (and, if required by an applicable tax treaty, is attributable to a United States permanent establishment maintained by such Non-U.S. Holder) will be generally taxed to such Non-U.S. Holder as though such Non-U.S. Holder were a U.S. Holder and, if such Non-U.S. Holder is a foreign corporation, such holder may be subject to the branch profits tax described above under “—Interest on the Debentures.” A Non-U.S. Holder claiming treaty benefits with respect to dividends or an exemption from withholding on dividends that are effectively connected with its conduct of a trade or business in the United States must meet certain certification requirements.
Information Reporting and Backup Withholding
     U.S. Holders. In general, information reporting requirements will apply to payments of interest and dividends on the debentures or common stock and payments of the proceeds of sale of a debenture or common stock made to U.S. Holders other than certain exempt recipients (such as corporations). A backup withholding tax will apply to such payments if the U.S. Holder fails to provide a taxpayer identification number or certification of exempt status or fails to report, in full, dividend and interest income.
     Non-U.S. Holders. Generally, we must report annually to the IRS and to Non-U.S. Holders the amount of interest and dividends paid to Non-U.S. Holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty. However, no backup withholding will be required with respect to payments made by us or any paying agent to a Non-U.S. Holder if the certification requirements described in “Non-U.S. Holders—Interest on the Debentures” have been met and the payor does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person.
     Backup withholding and information reporting will not apply if a foreign office of a broker (as defined in applicable Treasury Regulations) pays the proceeds of the sale of a debenture or common stock to the Non-U.S. Holder. If, however, such broker is, for U.S. federal income tax purposes, a U.S. person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will not be subject to backup withholding but will be subject to information reporting, unless (1) such broker has documentary evidence in its records that the Non-U.S. Holder is not a U.S. person and certain other conditions are met or (2) the Non-U.S. Holder otherwise establishes an exemption.
     The payment by the U.S. office of a broker of the proceeds of sale of a debenture or common stock, will be subject to both backup withholding and information reporting unless the Non-U.S. Holder provides the certification statement referred to in “Non-U.S. Holders—Interest on the Debentures” above, and the payor does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person, or Non-U.S. Person otherwise establishes an exemption.
     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

SELLING SECURITYHOLDERS
     The debentures were originally issued in a private placement in May and June 2006 to the Initial Purchasers. The Initial Purchasers resold the debentures to purchasers in transactions exempt from registration pursuant to Rule 144A. Selling securityholders may, from time to time, offer and sell the debentures and shares of common stock issuable upon conversion of the debentures pursuant to this prospectus.
     The following table sets forth information, as of July 31, 2006, with respect to the principal amount of debentures and the shares of underlying common stock beneficially owned by each selling securityholder that may be offered using this prospectus. The information is based on information provided by or on behalf of the selling securityholders. The percentage of debentures outstanding beneficially owned by each selling securityholder is based on $180,000,000 aggregate initial principal amount of debentures outstanding. The number of shares of common stock owned prior to the offering excludes shares of common stock issuable upon conversion of the debentures. The number of shares of common stock offered hereby is based on the initial conversion rate equivalent to 60.241 shares of common stock per $1,000 initial principal amount of debentures and a cash payment in lieu of any fractional share.
     After completion of the offering, no selling securityholder named in the table below will beneficially own one percent or more of our common stock based on approximately 87,764,763 million shares of common stock outstanding on July 31, 2006 except as noted in the table below. Changed information regarding the selling securityholders named below and information concerning other selling securityholders will be set forth in prospectus supplements or amendments from time to time, if required. Unless set forth below, it is assumed that the other selling securityholders or any future transferees, pledgees or donees from or of any such securityholders do not beneficially own any common stock other than common stock issuable upon conversion of the debentures at the initial conversion rate.

			Common
			Stock
	Principal Amount of		Owned	Common
	Debentures Beneficially	Percentage of	Prior to	Stock
	Owned and Offered	Debentures	the	Offered
Selling Securityholder	Hereby	Outstanding	Offering	Hereby
Citadel Equity Fund Ltd. (1)	$6,000,000	3.33%	—	361,446
Galaxite Master Unit Trust	$500,000	*	—	30,120
Blackrock Highyield Bond Fund	$500,000	*	—	30,120
Cheyne Fund LP	$1,357,000	*	—	81,747
Cheyne Leverage Fund LP	$1,643,000	*	—	98,975
GLG Balanced Fund (2)	$172,000	*	—	10,361
GLG Market Neutral Fund (2)	$4,000,000	2.22%	—	240,964
GLG Capital Appreciation (Distributing) Fund (2)	$940,000	*	—	56,626
GLG Technology Fund (2)	$4,000,000	2.22%	—	240,964
GLG Capital Appreciation Fund (2)	$2,888,000	1.60%	—	173,976
Alexandra Global Master Fund Ltd. (3)	$10,000,000	5.56%	—	602,410
Sandelman Partners Multistrategy Master Fund Ltd.	$17,000,000	9.44%	—	1,024,097
TQA Master Fund Ltd. (4)	$2,060,000	1.14%	—	124,096
TQA Master Plus Fund Ltd. (4)	$1,032,000	*	—	62,168

			Common
			Stock
	Principal Amount of		Owned	Common
	Debentures Beneficially	Percentage of	Prior to	Stock
	Owned and Offered	Debentures	the	Offered
Selling Securityholder	Hereby	Outstanding	Offering	Hereby
Zurich Institutional Benchmarks Master Fund (4)	$527,000	*	—	31,747
MSS Convertible Arbitrage 1 Fund (4)	$92,000	*	—	5,542
Allstate Insurance Company (5)	$1,500,000	*	—	90,361
Convertible Arbitrage Fund of a Series of Underlying Fund Trust (6)	$500,000	*	—	30,120
Bear, Stearns & Co. Inc. (7)	$1,250,000	*	—	75,301
Arkansas PERS (8)	$1,215,000	*	—	73,192
ICI American Holdings Trust (8)	$270,000	*	—	16,265
Astrazeneca Holdings Pension (8)	$155,000	*	—	9,337
Delaware PERS (8)	$825,000	*	—	49,698
Syngenta AG (8)	$100,000	*	—	6,024
Prudential Insurance Co. of American (8)	$70,000	*	—	4,216
State of Oregon Equity (8)	$3,450,000	1.92%	—	207,831
Nuveen Preferred & Convertible Income Fund JPC (8)	$4,100,000	2.28%	—	246,988
Nuveen Preferred & Convertible Fund JQC (8)	$5,750,000	3.19%	—	346,385
Occidental Petroleum Corporation (9)	$226,000	*	—	13,614
Alcon Laboratories (9)	$348,000	*	—	20,963
HFR CA (9)	$371,000	*	—	22,349
Advent Convertible Master Fund LP (9)	$3,457,000	1.92%	—	208,253
San Francisco City and County E.R.S. (9)	$1,007,000	*	—	60,662
2000 Revocable Trust fbo A.R. Lauder/Zinterhofer (9)	$4,000	*	—	240
Lyxor (9)	$172,000	*	—	10,361
Arlington County Employees Retirement System (9)	$509,000	*	—	30,662
Trustmark Insurance Company (9)	$181,000	*	—	10,903
The Police and Fire Retirement System of the City of Detroit (9)	$283,000	*	—	17,048
Pro Mutual (9)	$643,000	*	—	38,734
Grady Hospital Foundation (9)	$97,000	*	—	5,843
City University of New York (CUNY) (9)	$102,000	*	—	6,144
New Orleans Firefighters Pension/Relief Fund (9)	$60,000	*	—	3,614
1976 Distribution Trust fbo A.R. Lauder/Zinterhofer (9)	$4,000	*	—	240
British Virgin Islands Social Security Board (9)	$119,000	*	—	7,168
Kamunting Street Master Fund, Ltd. (10)	$4,000,000	2.22%	—	240,964
Aristeia International Limited (11)	$15,400,000	8.56%	—	927,711

			Common
			Stock
	Principal Amount of		Owned	Common
	Debentures Beneficially	Percentage of	Prior to	Stock
	Owned and Offered	Debentures	the	Offered
Selling Securityholder	Hereby	Outstanding	Offering	Hereby
Aristeia Partners LP (12)	$2,100,000	1.17%	—	126,506
CIBC World Markets	$4,000,000	2.22%	—	240,964
Boilermakers Blacksmith Pension Trust (9)	$1,475,000	*	—	88,855
Hallmark Convertible Securities Fund (9)	$10,000	*	—	602
FPL Group Employees Pension Plan (9)	$315,000	*	—	18,975
Froley Revy Alternative Strategies (9)	$250,000	*	—	15,060
Highbridge International LLC (13)	$2,000,000	1.11%	—	120,482
Vicis Capital Master Fund (14)	$5,000,000	2.78%	—	301,205
Van Kampen Harbor Fund (15)	$1,950,000	1.08%	—	117,469
Morgan Stanley Convertible Securities Trust (16)	$1,050,000	*	—	63,253
DBX Convertible Arbitrage 9 Fund (3)	$100,000	*	—	6,024
CNH CA Master Account (17)	$3,000,000	1.67%	—	180,723
Wolverine Convertible Arbitrage Fund Limited (18)	$4,000,000	2.22%	—	240,964
Wachovia Securities International	$3,500,000	1.94%	—	210,843
Value Line Convertible Fund, Inc.	$250,000	*		15,060
Guardian Life Insurance Co. (19)	$7,500,000	4.17%	—	451,808
Guardian Pension Trust (19)	$400,000	*	—	24,096
Family Service Life Insurance Co. (19)	$100,000	*	—	6,024
Subtotal:	$135,879,000	75.5%	—	8,185,486
Any other holders of notes or future transferees, pledgees or donees from or of any holder	$44,121,000	24.51%	—	2,657,894
Total:	$180,000,000	100.00%	—	10,843,380

*	Less than one percent.

(1)	Citadel Limited Partnership is the trading manager of Citadel Equity Fund Ltd. and consequently has investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Investment Group, L.L.C. controls Citadel Limited Partnership. Kenneth C. Griffin controls Citadel Investment Group and therefore has ultimate investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Limited Partnership, Citadel Investment Group and Mr. Griffin each disclaim beneficial ownership of the securities held by Citadel Equity Fund Ltd.

(2)	GLG Partners LP is the investment manager for this fund.

(3)	Alexandra Investment Management, LLC, a Delaware limited liability company (“Alexandra”), serves as investment adviser to this fund, and may be deemed to share dispositive power or investment control over the securities stated as beneficially owned by this fund. Alexandra disclaims beneficial ownership of such securities. Messrs. Mikhail A. Filimonov and Dimitri Sogologg are managing members of Alexandra, and may be deemed to share dispositive power or investment control over the securities beneficially owned by this fund. Mr. Filimonov and Mr. Sogologg disclaim beneficial ownership of such securities.

(4)	TQA Investors, LLC, as investment manager of this fund, and its principals, Robert Butman, Paul Bucci, George Esser, John Idone, Bartholomew Tesoriero and DJ Landis, may be deemed to have shared voting or dispositive power over the securities.

(5)	Allstate Corporation, a publicly traded NYSE company, is the parent company of Allstate Insurance Company. Allstate Investments, LLC, an affiliate of Allstate Insurance Company, is the investment manager for this entity.

(6)    Alternative Investment Partners, LLC is the controlling entity of this fund.
(7)    Broadwing Communications is a vendor of Bear Stears & Co. Inc.
(8)    Froley Revy Investment Co. is the investment adviser to this entity. Ann Houlihan, on behalf of Froley Revy, is the natural person who has voting and dispositive power over the securities.
(9)    Advent Capital Management, LLC is the investment adviser to this entity. Tracy Maitland, CEO and President of Advent, and Desmond Singh is the natural person who has voting and dispositive power over the securities.
(10) The investment manager to Kamunting Street Master Fund, Ltd. is Kamunting Street Capital Management, L.P. The general partner of Kamunting Street Capital Management, L.P. is Kamunting Street Capital Management, LLC. Allen Teh is the managing member of Kamunting Street Capital Management, LLC and has voting and investment power.
(11)  Aristeia Capital LLC is the investment manager for Aristeia International Limited. Aristeia Capital LLC is jointly owned by Kevin Toner, Robert H. Lynch Jr., Anthony Frascella and William R. Techar, who have voting or investment control over these securities.
(12)  Aristeia Advisors LLC is the general partner for Aristeia Partners LP. Aristeia Advisors LLC is jointly owned by Kevin Toner, Robert H. Lynch Jr., Anthony Frascella and William R. Techar, who have voting or investment control over these securities.
(13)  Highbridge International LLC is a wholly owned subsidiary of Highbridge Capital Corporation, a broker/dealer. Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC. Glenn Dubin is a Managing Partner of Highbridge Capital Management, LLC. Henry Swieca is a Managing Partner of Highbridge Capital Management, LLC.
(14)  Sky Lucas, John Succo and Shad Stastney, as members, on behalf of Vicis Capital LLC, have voting and investment power over the securities identified above as beneficially owned by Vicis Capital Master Fund. Each disclaim individual ownership in the securities.
(15)  Van Kampen Asset Management, as investment adviser, has voting and investment power over the securities.
(16)  Morgan Stanley Investment Management, as investment adviser, has voting and investment power over the securities.
(17)  CNH Partners, LLC, as investment adviser, has sole voting and dispositive power over the registrable securities. Investment principals for the adviser are Robert Krail, Mark Mitchell and Todd Pulvino.
(18)   Rob Bellick holds voting and investment power with respect to the securities held by Wolverine Convertible Arbitrage Fund Limited.
(19)   Mr. John Murphy, as Managing Director, has voting and dispositive power over the securities.

PLAN OF DISTRIBUTION
     We will not receive any of the proceeds of the sale of the debentures or the common stock issued upon conversion of the debentures offered by this prospectus. The debentures and the underlying common stock may be sold from time to time to purchasers:
•	directly by the selling securityholders; or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the debentures and the underlying common stock.
     The selling securityholders and any such broker-dealers or agents who participate in the distribution of the debentures and the underlying common stock may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the debentures and the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were to be deemed underwriters, the selling securityholders will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.
     If the debentures and the underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.
     The debentures and the underlying common stock may be sold in one or more transactions at:
•	fixed prices;

•	prevailing market prices at the time of the sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.
     These sales may be effected in transactions:
•	on any national securities exchange or quotation service on which the debentures and underlying common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.
     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.
     In connection with sales of the debentures and the underlying common stock, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the debentures and the underlying common stock in the course of hedging their positions. The selling securityholders may also sell the debentures and the underlying common stock short and deliver debentures and the underlying common stock to close out short positions, or loan or pledge the debentures and the underlying common stock to broker-dealers who in turn may sell the debentures and the underlying common stock.
     To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the debentures and the underlying common stock by the selling securityholders. Selling securityholders may decide not to sell any or all of the debentures and the underlying common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling securityholder will not transfer, devise or gift the debentures and the underlying common stock by other means not described in this prospectus. Lastly, any debentures or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act, or Regulation S under the Securities Act, may be sold under Rule 144 or Rule 144A or Regulation S rather than pursuant to this prospectus.
     Our common stock is listed on The Nasdaq National Market under the symbol “BWNG.” We do not intend to apply for the listing of the debentures on any securities exchange or for quotation through The Nasdaq National Market. The debentures originally issued in the private placement are eligible for trading on The PORTALSM Market. However, debentures sold pursuant to this prospectus will no longer be eligible for trading on The PORTALSM Market. Accordingly, we cannot assure that the debentures will be liquid or that any trading for the debentures will develop.
     The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the debentures and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the debentures and the underlying common stock to engage in market-making activities with respect to the particular debentures and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This restriction may affect the marketability of the debentures and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the debentures and the underlying common stock.
     Under the registration rights agreement that has been filed as an exhibit to this registration statement, we agreed to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earliest of (i) the sale of all outstanding registrable securities registered under the shelf registration statement of which this prospectus is a part, (ii) the expiration of the period referred to in Rule 144(k) of the Securities Act with respect to the debentures held by our non-affiliates or (iii) two years after the effective date of the shelf registration statement of which this prospectus is a part.
     We are permitted to suspend the use of this prospectus in connection with the sale of securities pursuant to this prospectus under certain circumstances and subject to certain conditions for a period not to exceed an aggregate of 120 days in any 360 day period. During the time periods when the use of this prospectus is suspended, each selling securityholder has agreed not to sell debentures or shares of common stock issuable upon conversion of the debentures. We also agreed to pay liquidated damages to certain holders of the debentures and shares of common stock issuable upon conversion of the debentures if the prospectus is unavailable for periods in excess of those permitted.
     Under the registration rights agreement, we and the selling securityholders will each indemnify the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.
     We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the debentures and the underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.
LEGAL MATTERS
     The validity of the securities offered hereby has been passed upon for us by Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois.

EXPERTS
     The consolidated financial statements of Broadwing Corporation and subsidiaries as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the debentures. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus. In addition, we have filed reports, proxy statements and other information with the SEC under the Securities Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.
     The SEC also maintains a web site that contains reports, proxy statements and other information regarding issuers, like us, that file electronically with the SEC. The address of that site is http://www.sec.gov. The SEC file number for our documents filed under the Securities Exchange Act is 0-12751.
INCORPORATION BY REFERENCE
     The rules of the SEC allow us to incorporate by reference information into this prospectus. “Incorporate by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below (SEC File No. 0-30989):
•	Our Annual Report on Form 10-K for the year ended December 31, 2005;

•	Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2006 and June 30, 2006;

•	Our Current Reports on Form 8-K filed on August 11, 2006, July 31, 2006, July 19, 2006, June 23, 2006, June 14, 2006, May 18, 2006, May 12, 2006, April 28, 2006, April 7, 2006, March 24, 2006, March 13, 2006, February 24, 2006, February 21, 2006 and February 1, 2006 (other than information furnished rather than filed pursuant to any Form 8-K); and

•	The description of our common stock from our Registration Statement on Form 8-A, filed with the SEC on July 11, 2000.
     We also incorporate by reference all of our filings with the SEC made pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (except for information furnished rather than filed) (1) after the initial filing of the registration statement that contains this prospectus and before its effectiveness and (2) until the selling securityholders have sold all of the securities to which this prospectus relates or the offering is otherwise terminated. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.
     You can obtain any of the documents described above from the SEC or through the SEC’s web site at the address described above, or from our website at http://www.broadwing.com. We will provide to any person, including any beneficial owner of our common stock, to whom a copy of this prospectus is delivered a copy of any of these documents without charge, excluding any exhibits unless the exhibit is specifically listed as an exhibit to the registration statement of which this prospectus is a part. You can obtain any of these documents from us by requesting them in writing or by telephone at the following address:

Broadwing Corporation
1122 Capital of Texas Highway
Austin, Texas 78746
Attn: Secretary
(512) 742-3700

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
ITEM 14. Other Expenses of Issuance and Distribution.
     The following is a statement of the expenses payable by us in connection with the issuance and distribution of the securities being registered hereby. All amounts shown are estimates, except the SEC registration fee.

SEC registration fee	$19,260
Printing and engraving expenses	10,000
Legal fees and expenses	50,000
Accounting fees and expenses	50,000
Trustee’s fees and expenses Miscellaneous	5,000

Total	$134,260

ITEM 15. Indemnification of Directors and Officers.
     Section 102 of the Delaware General Corporation Law, as amended (“DGCL”), allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware law or obtained an improper personal benefit.
     Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of duties to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.
     Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.
     Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders.

This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.
     Our bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and require us to advance litigation expenses upon our receipt of an undertaking by a director or officer to repay such advances if it is ultimately determined that such director or officer is not entitled to indemnification. The indemnification provisions contained in our bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.
     We also have insurance on our directors and officers, which covers liabilities under the federal securities laws.
ITEM 16. Exhibits.
     See the exhibit index, which is incorporated herein by reference.
ITEM 17. Undertakings.
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however,
Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a posteffective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
     (i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     (6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange

Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on the 11th day of August, 2006.

BROADWING CORPORATION

By:	/s/ STEPHEN E. COURTER
Stephen E. Courter
Chief Executive Officer and Director

POWER OF ATTORNEY
     Each of the undersigned, a Director and/or Officer of Broadwing Corporation, a Delaware corporation (the “Corporation”), does hereby constitute and appoint Kim D. Larsen and Lynn D. Anderson, and each of them severally, his true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement registration, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his respective capacity as a member of the Board of Directors or Officer of the Corporation, the registration statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as any of them may deem appropriate in respect of the common stock of the Corporation, to any and all amendments thereto, including post-effective amendments, to such registration statement, to any related Rule 462(b) registration statement and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 11th day of August, 2006.

Signature	Position

/s/ STEPHEN E. COURTER	Chief Executive Officer and Director
Stephen E. Courter

/s/ LYNN D. ANDERSON	Senior Vice President, Chief Financial Officer
Lynn D. Anderson	and Treasurer

/s/ RICHARD A. MARTIN	Vice President, Chief Accounting Officer and
Richard A. Martin	Controller

/s/ JOSEPH R. HARDIMAN	Director
Joseph R. Hardiman

/s/ JOHN MORTON III	Director
John Morton III

/s/ DAVID S. OROS	Director
David S. Oros

/s/ DONALD R. WALKER	Director
Donald R. Walker

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on the 11th day of August, 2006.

BROADWING COMMUNICATIONS, LLC
By:	/s/ STEPHEN E. COURTER
Stephen E. Courter
Chief Executive Officer and Director

POWER OF ATTORNEY
     Each of the undersigned, a Director and/or Officer of Broadwing Communications, LLC, a Delaware limited liability company (the “Company”), does hereby constitute and appoint Stephen E. Courter and Lynn D. Anderson, and each of them severally, his true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement registration, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his respective capacity as a member of the Board of Directors or Officer of the Company, the registration statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as any of them may deem appropriate, to any and all amendments thereto, including post-effective amendments, to such registration statement, to any related Rule 462(b) registration statement and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 11th day of August, 2006.

Signature	Position

/s/ STEPHEN E. COURTER	Chief Executive Officer and Director
Stephen E. Courter

/s/ LYNN D. ANDERSON	Senior Vice President, Chief Financial Officer
Lynn D. Anderson	and Director

/s/ KIM LARSEN	Senior Vice President, General Counsel and
Kim Larsen	Director

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on the 11th day of August, 2006.

BROADWING COMMUNICATIONS CORPORATION
By:	/s/ STEPHEN E. COURTER
Stephen E. Courter
Chief Executive Officer and Director

POWER OF ATTORNEY
     Each of the undersigned, a Director and/or Officer of Broadwing Communications Corporation, a Delaware corporation (the “Company”), does hereby constitute and appoint Stephen E. Courter and Lynn D. Anderson, and each of them severally, his true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement registration, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his respective capacity as a member of the Board of Directors or Officer of the Company, the registration statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as any of them may deem appropriate, to any and all amendments thereto, including post-effective amendments, to such registration statement, to any related Rule 462(b) registration statement and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 11th day of August, 2006.

Signature	Position

/s/ STEPHEN E. COURTER	Chief Executive Officer and Director
Stephen E. Courter

/s/ LYNN D. ANDERSON	Senior Vice President, Chief Financial Officer
Lynn D. Anderson	and Director

/s/ KIM LARSEN	Senior Vice President, General Counsel and
Kim Larsen	Director

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on the 11th day of August, 2006.

CORVIS OPERATIONS, INC.
By:	/s/ STEPHEN E. COURTER
Stephen E. Courter
Chief Executive Officer and Director

POWER OF ATTORNEY
     Each of the undersigned, a Director and/or Officer of Corvis Operations, Inc., a Delaware corporation (the “Company”), does hereby constitute and appoint Stephen E. Courter and Lynn D. Anderson, and each of them severally, his true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement registration, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his respective capacity as a member of the Board of Directors or Officer of the Company, the registration statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as any of them may deem appropriate, to any and all amendments thereto, including post-effective amendments, to such registration statement, to any related Rule 462(b) registration statement and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 11th day of August, 2006.

Signature	Position

/s/ STEPHEN E. COURTER	Chief Executive Officer and Director
Stephen E. Courter

/s/ LYNN D. ANDERSON	Senior Vice President, Chief Financial Officer
Lynn D. Anderson	and Director

/s/ KIM LARSEN	Senior Vice President, General Counsel and
Kim Larsen	Director

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on the 11th day of August, 2006.

CORVIS EQUIPMENT, LLC
By:	/s/ STEPHEN E. COURTER
Stephen E. Courter
Chief Executive Officer and Director

POWER OF ATTORNEY
     Each of the undersigned, a Director and/or Officer of Corvis Equipment, LLC, a Delaware limited liability company (the “Company”), does hereby constitute and appoint Stephen E. Courter and Lynn D. Anderson, and each of them severally, his true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement registration, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his respective capacity as a member of the Board of Directors or Officer of the Company, the registration statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as any of them may deem appropriate, to any and all amendments thereto, including post-effective amendments, to such registration statement, to any related Rule 462(b) registration statement and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 11th day of August, 2006.

Signature	Position

/s/ STEPHEN E. COURTER	Chief Executive Officer and Director
Stephen E. Courter

/s/ LYNN D. ANDERSON	Senior Vice President, Chief Financial Officer
Lynn D. Anderson	and Director

/s/ KIM LARSEN	Senior Vice President, General Counsel and
Kim Larsen	Director

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on the 11th day of August, 2006.

CORVIS GOVERNMENT SOLUTIONS, INC.
By:	/s/ STEPHEN E. COURTER
Stephen E. Courter
Chief Executive Officer and Director

POWER OF ATTORNEY
     Each of the undersigned, a Director and/or Officer of Corvis Government Solutions, Inc., a Delaware corporation (the “Company”), does hereby constitute and appoint Stephen E. Courter and Lynn D. Anderson, and each of them severally, his true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement registration, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his respective capacity as a member of the Board of Directors or Officer of the Company, the registration statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as any of them may deem appropriate, to any and all amendments thereto, including post-effective amendments, to such registration statement, to any related Rule 462(b) registration statement and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 11th day of August, 2006.

Signature	Position

/s/ STEPHEN E. COURTER	Chief Executive Officer and Director
Stephen E. Courter

/s/ LYNN D. ANDERSON	Senior Vice President, Chief Financial Officer
Lynn D. Anderson	and Director

/s/ KIM LARSEN	Senior Vice President, General Counsel and
Kim Larsen	Director

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on the 11th day of August, 2006.

BROADWING COMMUNICATIONS HOLDINGS, INC.
By:	/s/ STEPHEN E. COURTER
Stephen E. Courter
Chief Executive Officer and Director

POWER OF ATTORNEY
          Each of the undersigned, a Director and/or Officer of Broadwing Communications Holdings, Inc., a Delaware corporation (the “Company”), does hereby constitute and appoint Stephen E. Courter and Lynn D. Anderson, and each of them severally, his true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement registration, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his respective capacity as a member of the Board of Directors or Officer of the Company, the registration statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as any of them may deem appropriate, to any and all amendments thereto, including post-effective amendments, to such registration statement, to any related Rule 462(b) registration statement and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.
          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 11th day of August, 2006.

Signature	Position

/s/ STEPHEN E. COURTER	Chief Executive Officer and Director
Stephen E. Courter

/s/ LYNN D. ANDERSON	Senior Vice President, Chief Financial Officer
Lynn D. Anderson	and Director

/s/ KIM LARSEN	Senior Vice President, General Counsel and
Kim Larsen	Director

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on the 11th day of August, 2006.

BROADWING COMMUNICATIONS CANADA, LLC
By:	/s/ STEPHEN E. COURTER
Stephen E. Courter
Chief Executive Officer and Director

POWER OF ATTORNEY
          Each of the undersigned, a Director and/or Officer of Broadwing Communications Cananda, LLC, a Delaware limited liability company (the “Company”), does hereby constitute and appoint Stephen E. Courter and Lynn D. Anderson, and each of them severally, his true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement registration, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his respective capacity as a member of the Board of Directors or Officer of the Company, the registration statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as any of them may deem appropriate, to any and all amendments thereto, including post-effective amendments, to such registration statement, to any related Rule 462(b) registration statement and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.
          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 11th day of August, 2006.

Signature	Position

/s/ STEPHEN E. COURTER	Chief Executive Officer and Director
Stephen E. Courter

/s/ LYNN D. ANDERSON	Senior Vice President, Chief Financial Officer
Lynn D. Anderson	and Director

/s/ KIM LARSEN	Senior Vice President, General Counsel and
Kim Larsen	Director

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on the 11th day of August, 2006.

BROADWING COMMUNICATIONS REAL ESTATE SERVICES, LLC
By:	/s/ STEPHEN E. COURTER
Stephen E. Courter
Chief Executive Officer and Director

POWER OF ATTORNEY
          Each of the undersigned, a Director and/or Officer of Broadwing Communications Real Estate Services, LLC, a Delaware limited liability company (the “Company”), does hereby constitute and appoint Stephen E. Courter and Lynn D. Anderson, and each of them severally, his true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement registration, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his respective capacity as a member of the Board of Directors or Officer of the Company, the registration statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as any of them may deem appropriate, to any and all amendments thereto, including post-effective amendments, to such registration statement, to any related Rule 462(b) registration statement and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.
          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 11th day of August, 2006.

Signature	Position

/s/ STEPHEN E. COURTER	Chief Executive Officer and Director
Stephen E. Courter

/s/ LYNN D. ANDERSON	Senior Vice President, Chief Financial Officer
Lynn D. Anderson	and Director

/s/ KIM LARSEN	Senior Vice President, General Counsel and
Kim Larsen	Director

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on the 11th day of August, 2006.

BROADWING FINANCIAL SERVICES, INC.
By:	/s/ STEPHEN E. COURTER
Stephen E. Courter
Chief Executive Officer and Director

POWER OF ATTORNEY
          Each of the undersigned, a Director and/or Officer of Broadwing Financial Services, Inc., a Delaware corporation (the “Company”), does hereby constitute and appoint Stephen E. Courter and Lynn D. Anderson, and each of them severally, his true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement registration, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his respective capacity as a member of the Board of Directors or Officer of the Company, the registration statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as any of them may deem appropriate, to any and all amendments thereto, including post-effective amendments, to such registration statement, to any related Rule 462(b) registration statement and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.
          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 11th day of August, 2006.

Signature	Position

/s/ STEPHEN E. COURTER	Chief Executive Officer and Director
Stephen E. Courter

/s/ LYNN D. ANDERSON	Senior Vice President, Chief Financial Officer
Lynn D. Anderson	and Director

/s/ KIM LARSEN	Senior Vice President, General Counsel and
Kim Larsen	Director

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on the 11th day of August, 2006.

CIII COMMUNICATIONS, LLC
By:	/s/ STEPHEN E. COURTER
Stephen E. Courter
Chief Executive Officer and Director

POWER OF ATTORNEY
          Each of the undersigned, a Director and/or Officer of CIII Communications, LLC, a Delaware limited liability company (the “Company”), does hereby constitute and appoint Stephen E. Courter and Lynn D. Anderson, and each of them severally, his true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement registration, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his respective capacity as a member of the Board of Directors or Officer of the Company, the registration statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as any of them may deem appropriate, to any and all amendments thereto, including post-effective amendments, to such registration statement, to any related Rule 462(b) registration statement and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.
          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 11th day of August, 2006.

Signature	Position

/s/ STEPHEN E. COURTER	Chief Executive Officer and Director
Stephen E. Courter

/s/ LYNN D. ANDERSON	Senior Vice President, Chief Financial Officer
Lynn D. Anderson	and Director

/s/ KIM LARSEN	Senior Vice President, General Counsel and
Kim Larsen	Director

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on the 11th day of August, 2006.

DORSAL NETWORKS, LLC
By:	/s/ STEPHEN E. COURTER
Stephen E. Courter
Chief Executive Officer and Director

POWER OF ATTORNEY
          Each of the undersigned, a Director and/or Officer of Dorsal Networks, LLC, a Delaware limited liability company (the “Company”), does hereby constitute and appoint Stephen E. Courter and Lynn D. Anderson, and each of them severally, his true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement registration, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his respective capacity as a member of the Board of Directors or Officer of the Company, the registration statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as any of them may deem appropriate, to any and all amendments thereto, including post-effective amendments, to such registration statement, to any related Rule 462(b) registration statement and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.
          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 11th day of August, 2006.

Signature	Position

/s/ STEPHEN E. COURTER	Chief Executive Officer and Director
Stephen E. Courter

/s/ LYNN D. ANDERSON	Senior Vice President, Chief Financial Officer
Lynn D. Anderson	and Director

/s/ KIM LARSEN	Senior Vice President, General Counsel and
Kim Larsen	Director

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on the 11th day of August, 2006.

UNITED CABLE HOLDINGS, LLC
By:	/s/ STEPHEN E. COURTER
Stephen E. Courter
Chief Executive Officer and Director

POWER OF ATTORNEY
          Each of the undersigned, a Director and/or Officer of United Cable Holdings, LLC, a Delaware limited liability company (the “Company”), does hereby constitute and appoint Stephen E. Courter and Lynn D. Anderson, and each of them severally, his true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement registration, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his respective capacity as a member of the Board of Directors or Officer of the Company, the registration statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as any of them may deem appropriate, to any and all amendments thereto, including post-effective amendments, to such registration statement, to any related Rule 462(b) registration statement and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.
          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 11th day of August, 2006.

Signature	Position

/s/ STEPHEN E. COURTER	Chief Executive Officer and Director
Stephen E. Courter

/s/ LYNN D. ANDERSON	Senior Vice President, Chief Financial Officer
Lynn D. Anderson	and Director

/s/ KIM LARSEN	Senior Vice President, General Counsel and
Kim Larsen	Director

INDEX OF EXHIBITS

Exhibit No.	Description

4.1
Indenture, dated as of May 16, 2006, by and between Broadwing Corporation and JP Morgan Chase Trust Company, National Association (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on May 18, 2006)

4.2	Form of 3.125% Convertible Senior Debenture due 2026 (incorporated by reference to Exhibit A-1 of Exhibit 4.1 to this Form S-3)

4.3
Registration Rights Agreement, dated as of May 16, 2006, by and between Broadwing Corporation and Jefferies & Co., Inc. and CIBC World Markets Corp. (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on May 18, 2006)

5.1	Opinion of Mayer, Brown, Rowe & Maw LLP

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2	Consent of Mayer, Brown, Rowe & Maw LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page to this Form S-3)

25.1	Statement of Eligibility and Qualification of Trustee on Form T-1